Exhibit 10.1

CREDIT AGREEMENT

dated as of

August 27, 2013

among

EPIQ SYSTEMS, INC.

as Borrower,

THE OTHER CREDIT PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

and

KEYBANK NATIONAL ASSOCIATION,

as the LC Issuer, Swing Line Lender and Administrative Agent

KEYBANK NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION,

and

SILICON VALLEY BANK,

as Joint Lead Arrangers and Joint Book Runners

SILICON VALLEY BANK,

as Syndication Agent

PNC BANK, NATIONAL ASSOCIATION,

as Documentation Agent

i

Section 11.23	Payments Set Aside	129
Section 11.24	Subordination of Intercompany Debt	130
Section 11.25	Patriot Act	130
Section 11.26	Electronic Execution of Documents	130
Section 11.27	Replacement of Lenders	130

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form Term Note
Exhibit A-3	Form of Swing Line Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Assignment Agreement
Exhibit F	Form of Joinder Agreement

SCHEDULES

Schedule 1	Commitments and Applicable Percentages
Schedule 2	Guarantors
Schedule 3	Existing Letters of Credit
Schedule 6.03	Required Consents
Schedule 6.06	Litigation
Schedule 6.08(b)	Deposit and Securities Accounts
Schedule 6.08(c)	Owned Real Property
Schedule 6.08(d)	Leaseholds
Schedule 6.08(e)	Additional Equity Investments
Schedule 6.08(f)	Collateral Locations
Schedule 6.08(g)	Material Agreements
Schedule 6.08(h)	Documents, Instruments and Chattel Paper
Schedule 6.08(i)	Commercial Tort Claims and Letter of Credit Rights
Schedule 6.08(j)	States of Incorporation, Chief Executive Offices, etc.
Schedule 6.10	Insurance
Schedule 6.11(d)	Pension Plans
Schedule 6.13	Subsidiaries
Schedule 6.15	Intellectual Property
Schedule 6.21	Filing Offices
Schedule 7.12	Other Post Closing Matters
Schedule 8.03	Existing Liens
Schedule 8.04	Existing Indebtedness
Schedule 8.05	Existing Investments
Schedule 8.05(o)	Permitted Foreign Subsidiary Loans, Guaranties and Investments
Schedule 8.09	Transactions with Affiliates

v

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of August 27, 2013, among the following:

(i)                                     EPIQ SYSTEMS, INC., a Missouri corporation (herein, together with its successors and assigns, the “Borrower”);

(ii)                                  each Subsidiary signatory hereto (herein, together with any other Subsidiary that becomes a party hereto by Joinder Agreement or otherwise after the date hereof, collectively, the “Subsidiary Guarantors” and, individually, “Subsidiary Guarantor”);

(iii)                               the lenders from time to time party hereto (herein, together with their respective successors and permitted assigns, collectively, the “Lenders” and, individually, “Lender”); and

(iv)                              KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (as hereinafter defined), Swing Line Lender (as hereinafter defined) and LC Issuer (as hereafter defined).

RECITALS:

(1)                                 The Borrower has requested that the Lenders provide the Term Loans, the Revolving Loans and, directly or through participation, the Swing Loans and Letters of Credit; and

(2)                                 Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and the LC Issuer are willing to extend credit and make available to the Borrower the Credit Facilities provided for herein for the foregoing purposes.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01                                       Certain Defined Terms.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquisition” means, with respect to any Person, any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by such Person of (i) all or substantially all of the assets of another Person or (ii) any business or division of another Person, (b) the acquisition by such Person of more than of 50% of the Equity Interest of another Person, or (c) the acquisition by such Person of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Administrative Agent” means KeyBank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.05(e).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time and (ii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amounts of all Revolving Loans made by all Lenders and outstanding at such time, (ii) the aggregate amount of the LC Outstandings at such time and (iii) the aggregate principal amount of all Swing Loans outstanding at such time.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws, in each case, as amended, supplemented or replaced from time to time.

“Applicable Margin” means:

(a)                                 For the purposes of calculating the interest rate applicable to the Term Loan, 2.75% per annum for Base Rate Loans, and (B) 3.75% per annum for Eurodollar Loans; and

(b)                                 For the purposes of calculating (i) the interest rate applicable to Revolving Loans, (ii) the Commitment Fee pursuant to Section 2.11(a), and (iii) the LC Fee applicable to outstanding Letters of Credit pursuant to Section 2.11(b):

(A)                               From the Closing Date through the date on which the Borrower delivers its audited consolidated financial statements and Compliance Certificate for the fiscal year ending December 31, 2013 pursuant to Section 7.01(a) and 7.01(c), respectively, (1) 2.50% per annum for Base Rate Loans, (2) 3.50% per annum for Eurodollar Loans and the LC Fee payable pursuant to Section 2.11(b) and (3) 0.50% per annum for the Commitment Fee payable pursuant to Section 2.11(a); and

(B)                               Thereafter, the applicable percentage per annum set forth below, determined by reference to the Consolidated Total Net Leverage Ratio as set forth on the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(c):

Consolidated Total Net Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans and LC Fee under Section 2.11(b)	Applicable Margin for Commitment Fee under Section 2.11(a)
> 3.25 to 1.0	3.00%	4.00%	0.50%
> 3.25 to 1.0 but < 2.25 to 1.0	2.50%	3.50%	0.50%
< 2.25 to 1.0	2.00%	3.00%	0.375%

Changes in the Applicable Margin based upon changes in the Consolidated Total Net Leverage Ratio shall become effective on the third Business Day following the date that the required consolidated financial statements are delivered to the Administrative Agent pursuant to Section 7.01(a) or Section 7.01(b), as applicable, accompanied by a Compliance Certificate in accordance with Section 7.01(c), demonstrating the computation of the Consolidated Total Net Leverage Ratio.  Notwithstanding the foregoing provisions, if the Borrower has failed to timely deliver its consolidated financial statements referred to in Section 7.01(a) or Section 7.01(b), accompanied by a Compliance Certificate in accordance with Section 7.01(c), and such failure has continued for five Business Days, the Applicable Margin at such time shall be the highest percentage indicated therefor in the above matrix unless waived by the Administrative Agent and the Required Lenders, regardless of the Consolidated Total Net Leverage Ratio at such time (provided that the Applicable Margin shall be determined based on the Consolidated Total Net Leverage Ratio at and after such financial statements and Compliance Certificate are delivered to the Administrative Agent and the Lenders).  The above matrix does not modify or waive, in any respect, any rights of the Administrative Agent and the Lenders to charge any default rate of interest in accordance with the terms hereof or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.  Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.09(h).

“Applicable Percentage” means as to each Lender (a) with respect to such Lender’s Revolving Commitment at any time (subject to adjustment as provided in Section 2.15(a)(iv), the percentage of the Total Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that if the Total Revolving Commitment has been terminated or if the Total Revolving Commitment has expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to such Lender’s outstanding Term Loans at any time, the percentage of the total aggregate principal amount of the Term Loan represented by the Term Loans held by such Lender at such time.  The initial Applicable Percentage of each Lender in respect of each Credit Facility is set forth opposite the name of such Lender on Schedule 1 or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Bank” has the meaning provided in clause (b) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition by such Person (including by means of a Sale and Leaseback Transaction, and by means of mergers, consolidations, amalgamations and liquidations of the Borrower or any Subsidiary) of any or all of the assets or property of such Person (including, without limitation, the Equity Interests of any Subsidiary of such Person); provided that the term Asset Sale shall not include any Equity Issuance.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease or (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Authorized Officer” means, with respect to a Credit Party, any of the following officers of such Credit Party: the Chairman, the President, the Senior Vice President of Finance, the Chief Executive Officer, the Chief Financial Officer or the Treasurer, or, in the case of any of the foregoing, such other Person as is authorized in writing to act on behalf of such Credit Party and is reasonably acceptable to the Administrative Agent.  Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of (i) the rate of interest established by KeyBank, from time to time, as its “prime rate” (or successor rate) whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, (ii) the Federal Funds Effective Rate in effect on such date, determined one Business Day in arrears, plus ½ of 1% and (iii) except during any period of time in which a notice delivered to the Borrower pursuant to Section 3.03 shall remain in effect, the Eurodollar Rate plus 1.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Borrower” has the meaning specified in the first paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 7.01.

“Borrowing” means a Revolving Borrowing, a Term Borrowing or the incurrence of a Swing Loan.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio and/or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day that is a Business Day pursuant to clause (i) above that is also a London Banking Day.

“Calculation Date” means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the financial covenant set forth in Section 8.07 on a Pro Forma Basis.

“Calculation Period” means, in respect of any Calculation Date, the period consisting of the four consecutive fiscal quarters of the Borrower and its Subsidiaries ended as of the last day of the most recent fiscal quarter of the Borrower and its Subsidiaries preceding such Calculation Date (whether or not such quarters are all within the same fiscal year) for which the Administrative Agent has received the Required Financial Information.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) for property, plant or equipment that has a useful life of more than one year, which, in accordance with GAAP, would be classified as a capital expenditure.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, LC Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for LC Outstandings, Obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the LC Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the LC Issuer or the Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following:

(a)                                 securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 360 days from the date of acquisition;

(b)                                 U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 360 days from the date of acquisition;

(c)                                  commercial paper issued by any Lender or any Approved Bank or by the parent company of any Lender or any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing not more than 360 days after the date of acquisition;

(d)                                 fully collateralized repurchase agreements entered into with any Lender or any Approved Bank having a term of not more than 30 days and covering securities described in clause (a) above;

(e)                                  Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by reputable financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited to Investments of the types described in clauses (a) through (d) above; and

(f)                                   demand deposit accounts maintained in the Ordinary Course of Business.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit or purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) is a party to a Cash Management Agreement in its capacity as such and (b) at the time such Person enters into a Cash Management Agreement, is also a Lender or an Affiliate of a Lender.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean any of the following events:

(a)                                 any “person” or “group” (other than Tom Olofson or Christopher Olofson) (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)                                 during any period of 12 consecutive months, a majority of the members (other than vacant seats) of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)                                  the occurrence of a “change of control” (or other term of similar import used therein) as defined in any agreement with respect to Permitted Unsecured Debt.

“Charges” has the meaning provided in Section 11.22.

“CIP Regulations” has the meaning provided in Section 10.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all real and personal property on which Liens are granted or purported to be granted to the Administrative Agent (for the benefit of the Secured Creditors) pursuant to any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and each of the other mortgages, collateral assignments, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to the terms of Sections 7.08 and 7.09 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Creditors.

“Commitment” means with respect to each Lender, its Revolving Commitment or its Term Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person that (a) is a direct competitor of the Borrower that derives significant revenue from the business of providing technology-enabled services for the global legal profession and (b) in each case is identified in writing by the Borrower to the Administrative Agent in a list to be delivered prior to the Closing Date (which list may be updated after completion of the primary syndication of the Term Loans funded on the Closing Date); provided that at no time shall any bank, financial institution, institutional investor, fund or broker be deemed to be (i) a direct competitor of the

Borrower or any of its Subsidiaries or (ii) a Competitor solely on the basis of its ownership of a non-controlling minority equity position in a direct competitor of the Borrower or any of its Subsidiaries.

“Compliance Certificate” has the meaning provided in Section 7.01(c).

“Confidential Information” has the meaning provided in Section 11.15(b).

“Consolidated Cash on Hand” means, as of any date of determination, the sum of the amount of cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors on a consolidated basis as set forth on (or that would be set forth on) the consolidated balance sheet of the Borrower and its Subsidiaries as of the most recent fiscal quarter end for which the Administrative Agent has received the Required Financial Information (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” (other than cash or Cash Equivalents restricted in favor of the Administrative Agent or the other holders of the Obligations) or otherwise subject to a security interest in favor of any other Person (other than security interests under the Collateral Documents and described in clauses (c), (h) (other than to the extent of the amount of the applicable judgment) and (o) of Section 8.03).

“Consolidated Current Assets” means, on any date, all assets of the Borrower and its Subsidiaries on such date which, in accordance with GAAP, would be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as “current assets,” other than cash and Cash Equivalents and deferred tax assets.

“Consolidated Current Liabilities” means, on any date, all liabilities of the Borrower and its Subsidiaries on such date which, in accordance with GAAP, would be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as “current liabilities,” other than the current portion of Consolidated Funded Indebtedness and deferred tax liabilities.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, without duplication (a) the sum of the following to the extent deducted in calculating such Consolidated Net Income (except in the case of clause (xi) below): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local, franchise and foreign income taxes payable by the Borrower and its Subsidiaries, (iii) depreciation and amortization expense, (iv) other losses and non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) costs, fees and expenses incurred in connection with the Transaction; provided the aggregate amount added back pursuant to this clause (v) for all periods shall not exceed $8,500,000, (vi) unamortized costs, fees and expenses incurred in connection with (A) permitted Investments, issuances of Equity Interests, issuances of Indebtedness and dispositions, in each case, solely to the extent permitted under this Agreement, in an aggregate amount not to exceed $5,000,000 in any trailing twelve month period and (B) any Acquisition (occurring prior to, on or subsequent to the Closing Date) whether or not consummated (including bonuses paid to employees on or about the applicable closing date in connection therewith) in an aggregate amount not to exceed $10,000,000 in any trailing twelve month period, (vii) expenses and charges which will be indemnified or reimbursed to the extent such amounts are covered by funds in a valid escrow account or similar arrangement, (viii) technology expenses in connection with any data center transition and/or consolidation that have been incurred prior to the Closing Date or within six months thereafter in an aggregate amount not to exceed $4,000,000, (ix) additional technology expenses incurred after the Closing Date in connection with any data center transition and/or consolidation in an aggregate amount not to exceed $4,000,000 in any trailing twelve month period, (x) one time compensation charges incurred in connection with Permitted Acquisitions, including, but not limited to, stay bonuses paid to existing management and severance costs in an aggregate amount not to exceed

$3,000,000 in any trailing twelve month period; provided that stay bonuses may only be included pursuant to this clause (x) for the eighteen (18) month period immediately following the consummation of the Permitted Acquisition pursuant to which the stay bonus was created, (xi) cash proceeds of business interruption insurance, (xii) cash purchase price adjustments paid to sellers in connection with Permitted Acquisitions, (xiii) charges and expenses related to contingent and/or deferred consideration in connection with Permitted Acquisitions, (xiv) integration and reorganization charges incurred prior to December 31, 2013 in an aggregate amount not to exceed $1,000,000 and (xv) charges, fees, costs and expenses incurred or paid in connection with the Loan Documents; provided that in no event shall the aggregate amount added back pursuant to clauses (vi), (ix) and (x) above in any trailing twelve month period exceed 10% of Consolidated EBITDA for such period minus (b) each of the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits and (ii) all items increasing Consolidated Net Income which are non-cash and are not expected to convert to cash within one year.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, all Indebtedness of the Borrower and its Subsidiaries outstanding as of such date (other than contingent obligations under commercial letters of credit, obligations consisting of surety, appeal and similar bonds incurred in the Ordinary Course of Business and Indebtedness of the type described in clause (g) of the definition thereof) in an amount that would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date in accordance with GAAP; provided that earnout obligations shall not be considered “Indebtedness” for the purposes of this definition unless such obligations have become liabilities as Indebtedness of the consolidated balance sheet of the Borrower and its subsidiaries as of such date of determination.

“Consolidated Interest Charges” means, for any period, without duplication, the sum of (a) total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries plus (b) the net amount payable (or minus the net amount receivable) under Interest Rate Protection Agreements to which Borrower or any of its Subsidiaries are a party during such period (irrespective of whether actually paid or received during such period); provided that, for the avoidance of doubt, Consolidated Interest Charges shall not include any interest expense resulting from the amortization of any loan fees and interest expense resulting from imputed interest that is added to the principal balance of the underlying Indebtedness.

“Consolidated Net Income” means for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that, without duplication, each of the following shall be excluded in the determination of Consolidated Net Income for any applicable period: (a) any extraordinary gains and charges for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any impairment charges or asset write-offs or write downs related to intangible assets and the amortization of intangibles arising pursuant to GAAP, (d) any non-cash compensation charge or expense, (e) the income (or loss) of any Person that is not a wholly-owned Subsidiary of the Borrower except to the extent of the amount of dividends or other distributions actually paid in cash by such Person to the Borrower or any of its Subsidiaries during such period and the payment of such dividends or distributions was not at the time subject to the consent of a third party or prohibited by operation of the terms of its charter or of any agreement, instrument, judgment decree, order, rule or governmental regulation applicable to such Person, (f) the cumulative effect of foreign currency translations during such period to the extent included in Consolidated Net Income, (g) any gains or losses from discontinued operations, (h) any after-tax gains or losses attributable to Asset Sales or other asset dispositions outside of Ordinary Course of Business (including events resulting in Insurance and Condemnation Events) and (i) net after-tax income attributable to the early extinguishment of Indebtedness.

“Consolidated Total Net Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Indebtedness as of such date minus Consolidated Cash on Hand at such date in an aggregate amount not to exceed (i) in the case of any calculation on or prior to the first anniversary of the Closing Date, $50,000,000 or (ii) in the case of any calculation thereafter, $10,000,000 to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date; provided that the Consolidated Total Net Leverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Working Capital” means, on any date, Consolidated Current Assets minus Consolidated Current Liabilities on such date; provided that all such amounts shall be adjusted on a pro forma basis to account for Permitted Acquisitions consummated during such period; provided, further, in calculating Consolidated Working Capital as of any date, the impact of the following items shall be ignored: (a) customer deposits, including those received in advance of the performance of services and other forms of unearned revenue, (b) unpaid liabilities and deposits relating to value added taxes and other taxes collected from customers and similar items that are required to be remitted to Governmental Authorities, (c) accrued but unpaid income taxes and (d) liabilities relating to accrued and unpaid capital expenditures.

“Contingent Obligations” means contingent indemnification obligations, Letters of Credit that have been Cash Collateralized in accordance with the terms of Section 2.16 and obligations arising under Hedge Agreements and Cash Management Agreements, in each case, permitted to survive the termination of the Commitments.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.10.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Covered Entity” means (a) the Borrower, each of the Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Person performing similar functions for such Person or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Credit Event” means any of the following (a) a Borrowing, (b) any Conversion or Continuation or (c) any LC Issuance.

“Credit Facilities” means, collectively, the revolving and term loan credit facilities established and made available to the Borrower pursuant to this Agreement, and “Credit Facility” means any of them, as applicable.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (a) such Lender’s Revolving Facility Exposure at such time and (b) the principal amount of the Term Loans held by such Lender as such time.

“Credit Party” means the Borrower or any Guarantor.

“Debt Issuance” means the issuance of any Indebtedness by a Credit Party or any of its Subsidiaries (excluding any Indebtedness of the Credit Parties and their Subsidiaries permitted to be incurred pursuant to Section 8.04 hereof).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition described in Section 9.01 that with notice or lapse of time, or both (in each case, as set forth in Section 9.01), would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Default Rate” means, (a) when used with respect to Obligations other than LC Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to LC Fees, a rate equal to the Applicable Margin plus 2% per annum.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the Laws of the United States, any State thereof, or the District of Columbia.

“Eligible Assignee” means any person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, that may be required under, and other restrictions set forth in, Section 11.06(b)(iii)).

“Environmental Claims” means any and all administrative or judicial actions, suits, demand letters, claims, liens, orders, written notices of non-compliance or violation, or administrative or judicial proceedings (hereafter “Claims”) asserted, issued or arising under any Environmental Law or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to the protection of human health and the environment or the regulation of Hazardous Materials.

“Equity Interests” means, with respect to any Person, (a) all of the shares of capital stock of (or other ownership or profit interests in) such Person, (b) all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) all securities convertible into or exchangeable for (i) shares of capital stock of (or other ownership or profit interests in) such Person or (ii) warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests) and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Credit Party or any Subsidiary of its Equity Interests.  Notwithstanding the foregoing, the term “Equity Issuance” shall not include any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum at which KeyBank is offered deposits in Dollars, for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, Converted or Continued and with a term equivalent to such Interest Period, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period in the interbank eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted.

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate at which KeyBank is offered deposits in Dollars, for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month, at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period in the interbank eurodollar market where the Eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning provided in Section 9.01.

“Excess Cash Flow” means, with respect to any fiscal year period of the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus, without duplication, (b) Capital Expenditures or other capitalized expenses paid for during such fiscal year with operating cash flow or the proceeds of Revolving Borrowings minus (c) Consolidated Interest Charges for such period paid in cash minus (d) foreign, federal, state, local and other income taxes and franchise taxes actually paid by the Borrower and its Subsidiaries during such period on a consolidated basis minus (e) all scheduled payments of principal on Consolidated Funded Indebtedness made during such period, minus (f) all mandatory prepayments of Consolidated Funded Indebtedness (other than the Obligations) made in cash during such period; provided that (i) such payments are otherwise permitted hereunder, (ii) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment and (iii) such prepayments are not made, directly or indirectly, using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income for such period), minus (g) all cash items added back to Consolidated Net Income in the calculation of Consolidated EBITDA for such period minus (h) any increase in Consolidated Working Capital for such fiscal year, measured as of the last day of such fiscal year by comparison with Consolidated Working Capital on the first day of such fiscal year, minus (i) Restricted Payments permitted by Section 8.06 and made in cash during such period, minus (j) consideration paid and certain costs and expenses incurred in connection with Permitted Acquisitions and other Investments effected during such period and permitted pursuant to Section 8.05 (other than Section 8.05(a), but including, without limitation, any deferred or contingent consideration, unpaid holdback obligations, escrowed amounts and similar items) plus (k) any decrease in Consolidated Working Capital for such fiscal year, measured as of the last day of such fiscal year by comparison with Consolidated Working Capital on the first day of such fiscal year.

“Excluded Accounts” means (i) deposit and/or securities accounts the balance of which consists primarily of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of any of the Credit Parties or (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Credit Parties, (ii) all segregated deposit and/or securities accounts established as and constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts and trust accounts, (iii) zero balance and disbursement accounts, (iv) accounts located in foreign jurisdictions, (v) from the date of the consummation of a Permitted Acquisition through and including the six month anniversary of such date, accounts acquired in connection with Permitted Acquisitions and (vi) any such account that has (and will continue to have) a maximum balance that does not exceed $250,000 (provided that the aggregate maximum average monthly balance of all such accounts deemed Excluded Accounts by operation of this clause (vi) at any one time shall not exceed $750,000).

“Excluded Asset Sale” means any Asset Sale permitted by Sections 8.02(a) through (e) and (g) through (n).

“Excluded Foreign Holding Company” means any Domestic Subsidiary substantially all of whose assets consist of Equity Interests in one or more Foreign Subsidiaries.

“Excluded Issuance” means the issuance of Equity Interests by the Borrower.

“Excluded Property” means, with respect to any Credit Party, including any Person that becomes a Credit Party after the Closing Date as contemplated by Section 7.08, the following: (a) computer equipment provided to bankruptcy trustees and located on their premises in the ordinary course of the Credit Parties’ business, (b) computer equipment placed in offices of the Credit Parties’ customers but only to the extent the aggregate value of all such computer equipment is immaterial, (c) fractional interests in aircraft where a pledge is prohibited by the agreement among the holders of such interests, (d) Equity Interests in (i) any Foreign Subsidiary or Excluded Foreign Holding Company directly owned by a Credit Party in excess of (x) sixty-five percent (65%) of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary or Excluded Foreign Holding Company and (y) one hundred percent (100%) of the non-voting Equity Interests of such Foreign Subsidiary or Excluded Foreign Holding Company and (ii) any indirect Foreign Subsidiary or Excluded Foreign Holding Company, (e) permits, licenses and contracts which by the terms of such permits, licenses and contracts prohibit the assignment of such agreements (to the extent such prohibition is enforceable at Law after giving effect to the applicable anti-assignment provisions of the UCC or other relevant Law), other than proceeds and receivables thereof, (f) fixed assets subject to a purchase money Lien or Capital Lease with an underlying contract or agreement that prohibits the granting of a second Lien on such fixed assets, but only to the extent such prohibition is enforceable at Law after giving effect to the applicable anti-assignment provisions of the UCC and only as long as such Liens attach to such fixed assets, (g) any owned Real Property with a fair market value less than $750,000, (h) any leased Real Property, (i) any motor vehicle covered by a certificate of title, (j) any Excluded Account (other than clause (v) of the definition thereof) and (k) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (ii) any Excluded Foreign Holding Company and (c) any Immaterial Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 4.08 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedge Agreements for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or in which it is doing business (other than solely as a result of entering into this Agreement) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a

Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.27), any United States federal withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a)(ii) or Section 3.01(c) and (e) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Fourth Amended and Restated Credit and Security Agreement dated as of April 25, 2011 by and among the Borrower and certain of its material domestic subsidiaries, as borrowers, the lenders from time to time party thereto and KeyBank, as administrative agent.

“Existing Letters of Credit” means the letters of credit described on Schedule 3.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or any official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the letter, dated July 2, 2013, between the Administrative Agent and the Borrower, which details certain fees payable by the Borrower in connection with this Agreement.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

“Flood Hazard Property” has the meaning specified in Section 7.12(d)(iv).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the LC Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Outstandings other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States and any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, (a) each Subsidiary Guarantor identified as a “Guarantor” on the signature pages hereto, (b) each other Subsidiary that joins as a Guarantor pursuant to Section 7.08 or otherwise, (c) with respect to (i) any a Hedge Agreement between any Credit Party (other than the Borrower) and any Hedge Bank that are permitted to be incurred pursuant to Section 8.04 and any Cash Management Agreement between any Credit Party (other than the Borrower) and any Cash Management Bank, the Borrower and (ii) the payment and performance by each Specified Credit Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (d) the successors and permitted assigns of the foregoing, and “Guarantor” means any of them.  A list of the Guarantors as of the Closing Date is set forth on Schedule 2.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Creditors pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any Interest Rate Protection Agreements, (b) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that (a) is a party to a Hedge Agreement in its capacity as such and (b) at the time it enters into such Hedge Agreement is also a Lender or an Affiliate of a Lender.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Honor Date” has the meaning specified in Section 2.05(f)(i).

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (a) had (or would have, if newly formed, created or acquired) total assets representing 1% or less of the total consolidated assets of the Borrower and its Subsidiaries on the last day of the most recent fiscal quarter ended prior to such date of determination (such quarter end date, the “Test Date”) and (b) generated (or would have generated, if newly formed, created or acquired) 1% or less of the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period ended as of the Test Date; provided that (i) the total assets held by all Subsidiaries treated as Immaterial Subsidiaries hereunder shall not exceed 3.0% or more of the total consolidated assets of the Borrower and its Subsidiaries as of the Test Date and (ii) the total Consolidated EBITDA generated by all Subsidiaries treated as Immaterial Subsidiaries hereunder shall not exceed 3.0% or more of the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters period ended as of the Test Date.

“Incremental Facilities” and “Incremental Facility” have the meaning provided in Section 11.12(b).

“Indebtedness” means, with respect to any Person as a particular time, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than obligations under deferred compensation arrangements) purchased by such Person (other than trade debt incurred in the Ordinary Course of Business and due within six months of the incurrence thereof), (e) all Attributable Indebtedness of such Person, (f) with respect to any Hedge Agreement of such Person, the Hedge Termination Value thereof as of such date, (g) all direct or contingent reimbursement obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (h) the principal component or liquidation preference of all Equity Interests issued by such Person and which by the terms thereof could, other than in connection with a Change of Control, at any time prior to the date that is 180 days after the Maturity Date applicable to the Term Loan be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) all Guarantees of such Person in respect of any of the foregoing, and (k) the Indebtedness of the types referred to in the foregoing clauses (a) through (j) of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Insolvency Event” means, with respect to any Person, (a) the commencement of a voluntary case by such Person seeking relief under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States; (b) the commencement of an involuntary case against such Person under the Bankruptcy Code and the petition is not dismissed within 60 days after commencement of the case or any order of relief or other order approving any such case is entered; (c) such Person applies for or consents to the appointment of a receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property, (d) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (e) any such proceeding of the type set forth in clause (d) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days; (f) such Person is adjudicated insolvent or bankrupt; (g) such Person suffers any appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or (h) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds (excluding proceeds of business interruption insurance, if any) or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property in an amount greater than $500,000.

“Intercompany Debt” has the meaning specified in Section 11.24.

“Interest Period” means, with respect to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or Converted to or Continued as a Eurodollar Loan, and ending on the date one, two, three or six months thereafter, as selected by the Borrower in the Notice of Borrowing or Notice of Continuation or Conversion, as applicable; provided, however, that (a) each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period expires; (b) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (d) no Interest Period for any Eurodollar Loan may be selected that would end after the Maturity Date of the facility under which such Loan was made; and (e) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Interest Rate Protection Agreement” means any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, in each case providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Interim Financial Statements” means, collectively, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2013, and the related statements of operations and cash flows of the Borrower and its Subsidiaries for the six-month period ended on such date.

“Investment” in any Person means (a) any Acquisition of such Person, (b) any other acquisition of Equity Interests, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than (x) deposits made in connection with the purchase of equipment, inventory and supplies in the Ordinary Course of Business and (y) travel and similar advances to employees in the Ordinary Course of Business) or (d) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.  Investments which are capital contributions or purchases of Equity Interests which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with property other than cash, the book value of such property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Equity Interests or other Property as of the date of such contribution or payment less the amount of all returns of capital in respect of such Investment (including, without limitation, pursuant to the disposition or liquidation of all or part of such Investment) through and including the date of determination.  Investments which are loans, advances or other extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees (as determined by reference to the definition of Guarantee).

“IP Rights” has the meaning provided in Section 6.15.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.08.

“KeyBank” means KeyBank National Association, and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.

“LC Fee” means the letter of credit fee payable pursuant to Section 2.11(b) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by the LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuer” means KeyBank, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“LC Obligor” means, with respect to each LC Issuance, the Borrower or the Subsidiary of the Borrower for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unreimbursed Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g)(i).

“LC Participation” has the meaning provided in Section 2.05(g)(i).

“LC Request” has the meaning provided in Section 2.05(b).

“LC Sublimit” means, at any time, the lesser of (a) the Total Revolving Commitment then in effect and (b) $15,000,000.  The LC Sublimit is part of, and not in addition to, the Total Revolving Commitment.

“Lead Arranger” means KeyBank National Association, in its capacity as sole lead arranger and sole book manager for the Credit Facilities.

“Leaseholds” means, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases and licenses of land, improvements and fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Register” has the meaning provided in Section 2.08(b).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby Letter of Credit issued by the LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor and shall include the Existing Letters of Credit.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any financing lease in the nature thereof).  For the avoidance of doubt, and in accordance with Sections 9-509 and 9-510 of the UCC, to the extent UCC financing statement filed against a debtor is ineffective as a result of the fact that the secured party identified thereon is not authorized to file such UCC financing statement, such UCC financing statement shall not constitute a Lien for so long as such UCC financing statement remains ineffective under the UCC.

“Loan” means any Revolving Loan, Term Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Fee Letter, each Joinder Agreement, each Letter of Credit and each other LC Document, and any agreement creating or perfecting rights in Cash Collateral pursuant to Section 2.16 or any other applicable provision of this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning provided in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means any or all of the following: (a) any material adverse effect on the operations, business, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) any material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents or a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents; or (c) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of the Loan Documents to which it is a party.

“Material Agreements” means any contract, agreement, license or arrangement to which a Credit Party is party that (a) the termination, expiration or breach of which could reasonably be expected to cause a Material Adverse Effect or (b) relates to any Material Indebtedness of such Person.

“Material Indebtedness” means, as to any Person, any particular Indebtedness of such Person (including any Guarantees of the Indebtedness of other Persons) in an aggregate principal amount of $10,000,000.

“Maturity Date” means the earlier of (a) the date that the applicable Commitments have been terminated pursuant to Section 9.02 and (b)(i) with respect to Revolving Loans and Letters of Credit, the Revolving Facility Maturity Date and (ii) with respect to the Term Loan, August 27, 2020.

“Maximum Rate” has the meaning provided in Section 11.22.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $500,000, with minimum increments thereafter of $500,000, (ii) with respect to any Eurodollar Loan, $1,000,000, with minimum increments thereafter of $500,000, and (iii) with respect to Swing Loans, $500,000, with minimum increments thereafter of $100,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Policies” has the meaning specified in Section 7.12(d)(iii).

“Mortgaged Properties” has the meaning specified in Section 7.12(d)(i).

“Mortgages” has the meaning specified Section 7.12(d)(i).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Credit Party or any Subsidiary in respect of any Asset Sale, Debt Issuance or Insurance and Condemnation Event, net of (a) costs, fees and expenses (including, without limitation, legal, accounting and investment banking fees and expenses, relocation fees and expenses, remediation, repair or closure expenses, title insurance premiums, recordation, transfer or similar taxes and fees, and sales commissions, in each case paid or to be paid) associated therewith, (b) with respect to any Asset Sale, (i) amounts held in escrow or provided as a reserve to be applied as part of the purchase price of such Asset Sale and (ii) the principal amount, premium or penalty, if any, interest and other amounts paid with respect to any Indebtedness for borrowed money that is secured by the asset(s) sold in such Asset Sale and that is required to be permanently repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset(s), (c) any amount required to compensate or reimburse a Credit Party, including, without limitation, in connection with an indemnification payment and (d) any taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Sale, Debt Issuance or Insurance and Condemnation Event and, with respect to any Asset Sale, any cash released from escrow to a Credit Party or a Subsidiary as part of the purchase price in connection with such Asset Sale.

“Non-Credit Party” means a Subsidiary that is not a Credit Party.

“Non-Credit Party Exposure” means the aggregate amount, incurred on or after the Closing Date, of loans by a Credit Party to, investments by a Credit Party in, Guarantees by a Credit Party of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary that is a Non-Credit Party.

“Note” means a Revolving Facility Note, a Term Note or a Swing Line Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.06(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

“Notice Office” means the office of the Administrative Agent at 4900 Tiedeman Road Brooklyn, Ohio 44144, Attention: LaShawn Dalton (facsimile: (216) 370-6114; telephone: (216) 813-

4819; email: Lashawn_Dalton@KeyBank.com), or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.

“Notice of Swing Loan Refunding” has the meaning provided in Section 2.04(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document, or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement, and, in the case of any limited liability company, includes any operating agreement, and, in each case, and any amendments to any of the foregoing.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary of a Credit Party, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice and undertaken in good faith (and not otherwise in violation of, or for the purpose of evading, any covenant or restriction in any Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 11.06(c).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Payment Office” means the office of the Administrative Agent at 4900 Tiedeman Road Brooklyn, Ohio 44144, Attention: LaShawn Dalton (facsimile: (216) 370-6114; telephone: (216) 813-4819; email: Lashawn_Dalton@KeyBank.com), or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (not including a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA.

“Permitted Acquisition” means any Acquisition permitted by Section 8.05(i).

“Permitted Business” means the business engaged in by the Borrower and its Subsidiaries on the Closing Date, and businesses, operations and activities reasonably related and/or complementary or ancillary thereto and reasonable extensions and expansions thereof.

“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

(a)                                 the investments by the Borrower or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 8.05(o) hereto;

(b)                                 the loans by the Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 8.05(o) hereto;

(c)                                  any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, the Borrower or its Subsidiaries; and

(d)                                 any Non-Credit Party Exposure, not otherwise permitted under this definition, up to the aggregate amount for all Foreign Subsidiaries, when combined with all Permitted Investments, not to exceed $50,000,000 at any time outstanding.

“Permitted Investment” means an investment of the Borrower or its Subsidiaries in the stock (or other debt or equity instruments) of a Person (other than the Borrower or its Subsidiaries), so long as the aggregate amount of all such investments of the Borrower or its Subsidiaries (taken as a whole) does not exceed, at any time, an aggregate amount (as determined when each such investment is made) of $5,000,000 (net of any returns of capital realized on such investments).

“Permitted Lien” means any Lien permitted by Section 8.03.

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness, any refinancing thereof; provided, however, that (i) no Event of Default shall have occurred and be continuing after giving effect thereto, (ii) any such refinancing Indebtedness shall (a) either (x) not have covenants, defaults, rights or remedies more burdensome in the aggregate to the obligor than the Indebtedness being refinanced or (y) not have covenants, defaults, rights or remedies more burdensome in the aggregate than the corresponding provisions of this Agreement, (b) not have a stated maturity or Weighted Average Life to Maturity that is shorter than the Indebtedness being refinanced, (c) be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured), (d) not require the payment of cash interest earlier than was required by the terms of the Indebtedness being refinanced, and (e) be in an initial principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, plus, in either case, the amount of reasonable expenses of the Credit Parties or any of their Subsidiaries incurred in connection with such refinancing, and (iii) the obligors and/or guarantors on such refinancing Indebtedness shall be the same, or a subset of the, obligors and/or guarantors on such Indebtedness being refinanced.

“Permitted Unsecured Debt” means any unsecured Indebtedness of the Borrower in the form of senior or subordinated unsecured notes issued pursuant to a public offering or pursuant to a Rule 144A transaction or other private placement transaction that (i) has a maturity date no earlier than the date that is six months after the Maturity Date of the Term Loan (or, if applicable, the maturity date of any then outstanding Incremental Facility structured as a separate term loan tranche) and (ii) does not have covenants, defaults, rights or remedies more burdensome in the aggregate than the corresponding provisions of the Loan Documents unless such provisions are added to the applicable Loan Documents; provided that in the case of subordinated unsecured notes, such notes are subordinated (by written terms or written agreement, in either case, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders) in favor of the prior payment in full of the Obligations (other than Contingent Obligations).

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Platform” has the meaning specified in Section 7.01.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” means, in connection with the calculation as of the applicable Calculation Date of the financial covenant set forth in Section 8.07 in respect of a proposed transaction (a “Specified Transaction”) as of the date on which such Specified Transaction is to be effected, the making of such calculation after giving effect on a pro forma basis to:

(a)                                 the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;

(b)                                 the assumption, incurrence or issuance of any Indebtedness by any of the Borrower and its Subsidiaries (including any Person which becomes a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);

(c)                                  the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Borrower and its Subsidiaries (including any Person which becomes a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;

(d)                                 other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness by any of the Borrower and its Subsidiaries during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and

(e)                                  other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Borrower and its Subsidiaries during the period beginning with the first day of the applicable Calculation Period through and including the applicable Calculation Date, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.

(f)                                   With respect to any Permitted Acquisition or Asset Sale occurring during the applicable Calculation Period, income statement and other balance sheet items attributable to the Person or property acquired and/or Person or assets disposed of, respectively, in such transaction shall be included or excluded, respectively, in such calculations, in each case to the extent related to such Calculation Period and in accordance with the principles set forth in Section 1.03(c).

“Pro Forma Compliance Certificate” means a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent in connection with the Specified Transaction, such certificate to contain reasonably detailed calculations in form and substance reasonably satisfactory to the Administrative Agent, upon giving effect to the applicable Specified Transaction on a Pro Forma Basis, of the financial covenant set forth in Section 8.07 for the applicable Calculation Period.

“Public Lender” has the meaning specified in Section 7.01.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means, with respect to any Person at any time, all of the right, title and interest of such Person in and to land, together with improvements and fixtures thereon.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” or “Released” means any release, spill, leak, discharge, presence of, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or otherwise enter the environment (including ambient air, surface water, groundwater, wetlands, land, surface, and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Materials.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, except those events for which the 30 day notice period has been waived and where the Borrower would satisfy any financial soundness safe harbor set forth in regulations issued by the PBGC.

“Repricing Transaction” means (a) any prepayment or repayment of Term Loans in whole or in part with the proceeds of senior secured Indebtedness (including by way of conversion by a Lender of its Term Loans into new senior secured term loans) incurred by the Borrower or any of its Subsidiaries from a substantially concurrent issuance or incurrence of syndicated term loans provided by one or more banks or other financial institutions for which the “all-in yield” thereof is lower than the “all-in yield” on the date of such voluntary prepayment with respect to the Term Loans, (b) any amendment to this Agreement that reduces the “all-in yield” with respect to the Term Loans (in the case of each of clauses (a) and (b) above, as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, (x) excluding any structuring, arrangement, underwriting or similar fees paid or payable to the applicable lead arranger for such facility not shared with the applicable lenders and (y) including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year life to maturity and the remaining life to maturity for the purposes of determining any increases to the applicable interest rate margin) applicable to such new or replacement tranche of term loans) or (c) any prepayment made to a Lender as the result of a mandatory assignment of all or a portion of its Term Loans pursuant to Section 11.27 following such Lender’s failure to consent to an amendment of this Agreement described in clause (b) of this definition.

“Required Financial Information” means, with respect to each fiscal period or quarter of the Borrower and its Subsidiaries, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or Section 7.01(b) for such fiscal period or quarter, and (b) the Compliance Certificate required by Section 7.01(c) to be delivered with the financial statements described in clause (a) above.

“Required Lenders” means, (a) at any time prior to the date on which the Commitments have been terminated, Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment, and (b) at any time on or after the date on which the Commitments have been terminated, the Lender or Lenders that hold more than 50% of the sum of (i) the Aggregate Revolving Facility Exposure and (ii) the outstanding principal amount of the Term Loans.  The unfunded Commitments of, and the outstanding Loans, LC Outstandings and participations therein held or deemed held by any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means Revolving Lenders holding more than 50% of the sum of aggregate Revolving Commitments (or, if the Revolving Commitments have expired or been terminated, the aggregate unpaid principal amount of the Revolving Loans and participations in outstanding Letters of Credit and Swing Loans); provided that whenever there are one or more Defaulting Lenders, the unfunded Commitments of, and the outstanding Loans, LC Outstandings and participations therein held or deemed held by any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any such Equity Interests.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans the same Interest Period.

“Revolving Commitment” means, with respect to each Revolving Lender, the obligation of such Lender to (a) make Revolving Loans to the Borrower pursuant to Section 2.02(b), (b) purchase participations in LC Outstandings and (c) purchase participations in Swing Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 1 as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be adjusted from time to time in accordance with this Agreement.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Maturity Date.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, (ii) such Lender’s Applicable Percentage of the LC Outstandings at such time and (iii) such Lender’s Applicable Percentage of the outstanding Swing Loans at such time.

“Revolving Facility Incremental Lender” has the meaning specified in Section 11.12(b)(i).

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1.

“Revolving Facility Maturity Date” means August 27, 2018.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02(b).

“Sale and Leaseback Transaction” means, with respect to any Credit Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Credit Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933.

“Secured Cash Management Agreement” means any Cash Management Agreement to which a Credit Party is a party and to which the applicable counterparty is a Cash Management Bank.

“Secured Creditors” means, collectively, the Administrative Agent, the Lenders, the LC Issuer, the Swing Line Lender, each Hedge Bank that is party to a Secured Hedge Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement, each co-agent or sub-agent appointed by the Administrative Agent, any other holder of the Obligations, and the respective successors and assigns of each of the foregoing.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article VII or VIII to which a Credit Party is a party and to which the applicable counterparty is a Hedge Bank.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, among the Credit Parties and the Administrative Agent.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person (taken as a going concern) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s general ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to generally pay its debts and liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Credit Party” shall mean means each Credit Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Credit Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.08.

“Specified Transaction” has the meaning specified in the definition of “Pro Forma Basis”.

“Stated Amount” of each Letter of Credit at any time means the maximum amount available to be drawn thereunder at such time (regardless of whether any conditions or other requirements for drawing could then be met).

“Subsidiary” of any Person means (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof.

Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” has the meaning provided in the introductory paragraph hereof.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Sublimit” means, at any time, the lesser of (a) the Total Revolving Commitment then in effect and (b) $10,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Commitment.

“Swing Line Lender” means KeyBank or any successor Swing Line Lender hereunder.

“Swing Line Note” means a promissory note substantially in the form of Exhibit A-3.

“Swing Loan” means any loan made by the Swing Line Lender pursuant to Section 2.04.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (i) the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Borrower, which shall be 30 days or less, and (ii) the Revolving Facility Maturity Date.

“Swing Loan Participation” has the meaning provided in Section 2.04(c).

“Swing Loan Participation Amount” has the meaning provided in Section 2.04(c).

“Swing Loan Purchase Date” has the meaning provided in Section 2.04(c).

“Synthetic Lease” means any synthetic lease, tax retention Operating Lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Term Loans consisting of one Type of Term Loan by the Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans the same Interest Period.

“Term Commitment” means, with respect to each Lender, the obligation of such Lender to make Term Loans to the Borrower on the Closing Date in the amount set forth opposite such Lender’s name in Schedule 1 as its “Term Commitment”.  As of the Closing Date, the amount of the Term Commitments of all the Lenders is $300,000,000.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time, and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Note” means a promissory note substantially in the form of Exhibit A-2.

“Term Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02(a).

“Test Date” has the meaning provided in the definition of “Immaterial Subsidiary”.

“Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments of the Revolving Lenders in effect at such time.  As of the Closing Date, the amount of the Total Revolving Commitment is $100,000,000.

“Transaction” means, collectively, (a) the entering into by the Credit Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto, and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time.  Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“United States” and “U.S.” each means United States of America.

“Unreimbursed Drawing” means, with respect to any Letter of Credit, the aggregate amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

Section 1.02                                       Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03                                       Accounting Terms.

(a)                           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FAS 141R, FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement or any covenant set forth in any Loan Document, the application of any representation or warranty or any other provision hereof and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement or covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, if any party shall so request, then until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                            Effect of Acquisitions and Asset Sales.  Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenant set forth in Section 8.07 (including without limitation for purposes of the definition of “Pro Forma Basis” set forth in Section 1.01), (i) after consummation of a divestiture of any Subsidiary or business or line of business (A) income statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded, and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Permitted Acquisition (A) income statement items (whether positive or negative) attributable to the Person or property acquired, to the extent not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, shall be included to the extent relating to any period applicable in such calculations, and (B) to the extent not retired in connection with such acquisition, Indebtedness of the Person or property acquired shall be deemed to have been incurred as of the first day of the applicable period.

Section 1.04                                       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.05                                       Times of Day; Deliveries.  Except as otherwise specifically provided herein, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  If any payment, document or other delivery to be made by the Borrower shall come due or deliverable on a day other than a Business Day, payment or delivery shall be made on the next succeeding Business Day, and, to the extent applicable, such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.06                                       Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II

THE TERMS OF THE CREDIT FACILITIES

Section 2.01                                       Establishment of the Credit Facilities.  On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders, the Swing Line Lender and the LC Issuer agree to establish the Credit Facilities for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Aggregate Commitments, (ii) the Aggregate Revolving Facility Exposure exceed the Total Revolving Commitment or (iii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.

Section 2.02                                       Revolving Loans and Term Loans.

(a)                                 The Term Loan.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount equal to such Term Lender’s Term Commitment.  Term Loans may, at the option of the Borrower, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurodollar Loans; provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type.  Amounts borrowed under this Section 2.02(a) and repaid or prepaid may not be reborrowed.

(b)                                 Revolving Loans. During the Revolving Facility Availability Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans and (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; provided that, after giving effect to any Revolving Borrowing (A) the Revolving Facility Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (B) the Aggregate Revolving Facility Exposure shall not exceed the Total Revolving Commitment.

Section 2.03                                       [Reserved]

Section 2.04                                       Swing Line.

(a)                                 Swing Loans.  During the Revolving Facility Availability Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement and in reliance on the agreements of the Revolving Lenders set forth in this Section 2.04, to make a Swing Loan or Swing Loans to the Borrower from time to time, which Swing Loans (i) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (ii) shall be made only in U.S. Dollars and (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; provided, however, that after giving effect to any Swing Loan (A) the aggregate principal amount of Swing Loans outstanding shall not exceed the Swing Line Sublimit, (B) the Revolving Facility Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (C) the Aggregate Revolving Facility Exposure shall not exceed the Total Revolving Commitment; provided further that no Swing Loan shall be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan.  No more than five Swing Loans may be outstanding at any time.  Notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make a Swing Loan if at that time any Revolving Lender is at that time a Defaulting Lender, unless the Swing Line Lender has entered into agreements (including delivery of Cash Collateral reasonably satisfactory to the Swing Line Lender with the Borrower and/or such Revolving Lender to eliminate the Swing Line Lender’s Fronting Exposure with respect to the Defaulting Lender (after giving effect to Section 2.15(a)(iv)) arising from either the Swing Loan then proposed to be issued or that Swing Line Lender and all other Swing Loans to which the Swing Line Lender has actual or potential Fronting Exposure in respect of such Defaulting Lender).

(b)                                 Swing Loan Refunding.  The Swing Line Lender may at any time, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent and the Borrower, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”).  Promptly upon receipt of a Notice of

Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and the Borrower.  Each such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates.  Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 5.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (d) below) to make a Revolving Loan to the Borrower in the amount of such Lender’s Applicable Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.  Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 1:00 P.M., if such notice is received by such Lender prior to 11:00 A.M., or not later than 1:00 P.M. on the next Business Day, if such notice is received by such Lender after such time (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Loan).  The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.

(c)                                  Swing Loan Participation.  If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, an Event of Default shall have occurred and be continuing or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Swing Loan Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Applicable Percentage of such outstanding Swing Loans.  On the Swing Loan Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof.  If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full.  Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Applicable Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)                                 Obligations Unconditional.  Each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(b) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (ii) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.05                                       Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein (A) the Borrower may request the LC Issuer at any time and from time to time to issue, for the account of any the Borrower or any Subsidiary of the Borrower, and (B) the LC Issuer agrees, in reliance on the agreements of the Revolving Lenders set forth herein, to issue from time to time Letters of Credit denominated and payable in Dollars, and to amend or extend Letters of Credit previously issued by it, and in each case in such form as may be reasonably approved by the LC Issuer and the Administrative Agent; provided, however, that after giving effect to any LC Issuance (1) the LC Outstandings shall no exceed the LC Sublimit, (2) the Revolving Facility Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (3) the Aggregate Revolving Facility Exposure shall not exceed the Total Revolving Commitment.  Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (A) one year from the date of issuance thereof, or (B) thirty (30) days prior to the Revolving Facility Maturity Date.  On the Closing Date, the LC Issuer shall be deemed, without further action by any party hereto, to have granted to each LC Participant and each LC Participant shall be deemed to have purchased from the LC Issuer a participation in each Existing Letter of Credit in accordance with Section 2.05(g) below.  On and after the Closing Date, each Existing Letter of Credit shall constitute a Letter of Credit for the purposes hereof.

(ii)                                  The LC Issuer shall be under no obligation to issue any Letter of Credit if (A) subject to Section 2.05(c), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension; (B) the expiry date of the requested Letter of Credit would occur after the Revolving Facility Maturity Date; (C) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing the Letter of Credit, or any Law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the LC Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which the LC Issuer is not otherwise compensated hereunder) and which the LC Issuer in good faith deems material to it; (D) the issuance of the Letter of Credit would violate one or more policies of the LC Issuer applicable to borrowers generally; (E) the Letter of Credit is in an initial Stated Amount of less than $250,000;

(F) the Letter of Credit is to be denominated in a currency other than Dollars, (G) the Letter of Credit contains any provision for automatic reinstatement of the Stated Amount after any drawing thereunder or (H) any Revolving Lender is at that time a Defaulting Lender, unless LC Issuer has entered into arrangements, including delivery of Cash Collateral satisfactory to the LC Issuer (in its sole discretion) with the Borrower and/or such Revolving Lender to eliminate the LC Issuer’s Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Outstandings as to which the LC Issuer has actual or potential Fronting Exposure in respect of such Defaulting Lender.  The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereof.

(b)                                 LC Requests.  Whenever the Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the Borrower shall give the Administrative Agent and the LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, a “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the LC Issuer), prior to 11:00 a.m. at least three Business Days (or such shorter period as may be reasonably acceptable to the relevant LC Issuer) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that the LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit).  In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c)                                  Auto-Renewal Letters of Credit.  If an LC Obligor so requests in any applicable LC Request, the LC Issuer shall issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit the LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than thirty (30) days prior to the Revolving Facility Maturity Date; provided, however, that the LC Issuer shall not permit any such renewal if (i) the LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that the LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(d)                                 Applicability of ISP.  Unless otherwise expressly agreed by the LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(e)                                  Notice of LC Issuance.  The LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Lender and the Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.  The LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by the LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by the LC Issuer.

(f)                                   Reimbursement Obligations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the LC Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date one Business Day after the day of any payment by the LC Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the LC Issuer (or cause it to be reimbursed) by making payment directly to the LC Issuer in immediately available funds in Dollars at the payment office of the LC Issuer in an amount equal to such drawing.  To the extent reimbursement is not so made when required, (A) the Borrower will be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in an aggregate principal amount sufficient to reimburse any such Unreimbursed Drawing (plus interest at the rate provided below in this Section 2.05(f)(i)) and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing, and (B) the Lenders shall, subject to Section 5.02, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and the proceeds of such Revolving Loans shall be disbursed directly to the LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unreimbursed Drawing, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.  To the extent such Unreimbursed Drawing is not reimbursed prior to 1:00 P.M. on the date such reimbursement is required to be made pursuant to the foregoing, interest on such Unreimbursed Drawing shall accrue, from and including the date paid or disbursed to but not including the date the LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a)(i) that are Base Rate Loans; provided, however, if such amount cannot be reimbursed on the date of such payment or disbursement because one or more conditions precedent to such Credit Event cannot be satisfied, such amount shall thereafter bear interest at the applicable Default Rate, and shall be payable on demand.

(ii)                                  Obligations Absolute.  The Borrower’s obligation under this Section 2.05 to reimburse (or to cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) the LC Issuer with respect to Unreimbursed Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against the LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse the LC Issuer for any wrongful payment made by the LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the LC Issuer.

(g)                                  LC Participations.

(i)                                     Immediately upon each LC Issuance, the LC Issuer shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the LC Issuer, without recourse or warranty, an undivided interest and participation in (an “LC Participation”), to the extent of such Lender’s Applicable Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although the LC Fee described in Section 2.11(b) relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.11(b), and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c) or (d), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing).

(ii)                                  In determining whether to pay under any Letter of Credit, the LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the LC Issuer any resulting liability.

(iii)                               If the LC Issuer makes any payment under any Letter of Credit and the LC Issuer shall not have been reimbursed for such amount in full pursuant to Section 2.05(f), the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the LC Issuer (and the Administrative Agent may apply Cash Collateral provided for this purpose), the amount of such LC Participant’s Applicable Percentage of such payment in Dollars and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Applicable Percentage of such unreimbursed amount for any wrongful payment made by the LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the LC Issuer.  If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Applicable Percentage of the amount of such payment on such Business Day in same-day funds.  If and to the extent such LC Participant shall not have so made its Applicable Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of the LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the LC Issuer at the Federal Funds Effective Rate.  The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Applicable Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of the LC Issuer its Applicable Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of the LC Issuer such other LC Participant’s Applicable Percentage of any such payment.

(iv)                              Whenever the LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, the LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Applicable Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Applicable Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v)                                 The obligations of the LC Participants to make payments to the Administrative Agent for the account of the LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)                               any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                               the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any LC Issuer for gross negligence or willful misconduct of the LC Issuer in making payment under any applicable Letter of Credit;

(C)                               any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)                                the occurrence of any Default or Event of Default.

(vi)                              To the extent the LC Issuer is not indemnified by the Borrower, the LC Participants will reimburse and indemnify the LC Issuer, in proportion to their respective Applicable Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by the LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the LC Issuer’s gross negligence or willful misconduct.

(h)                                 Role of LC Issuer with respect to Letters of Credit.  The Borrower agrees that, in paying any drawing under a Letter of Credit, the LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the LC Issuer, the Lenders, any of their Related Parties nor any correspondent or assignee of the LC Issuer shall be liable for any of the matters described in clauses (A) through (E) of Section 2.05(g)(v); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the LC Issuer, and the LC Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the LC Issuer’s willful misconduct or gross negligence or the LC Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i)                                     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any LC Documents, the terms hereof shall control.

(j)                                    Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the LC Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.06                                       Notice of Borrowing.

(a)                                 Time of Notice.  Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 1:00 P.M. at least three Business Days’ prior to the date of such Borrowing, (ii) in the case of each Borrowing of a Base Rate Loan, prior to 1:00 P.M. on the proposed date of such Borrowing, and (iii) in the case of any Borrowing of Swing Loans, prior to 2:00 P.M. on the proposed date of such Borrowing.

(b)                                 Notice of Borrowing.  Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) in the case of a Eurodollar Loan, the initial Interest Period and (v) in the case of a Swing Loan, the applicable Swing Loan Maturity Date (which shall be no later than the 30th day following the day on which the Borrowing occurs).  If the applicable Notice of Borrowing fails to specify (i) a Type of Loan, then the applicable Loans shall be made as Base Rate Loans and (ii) with respect to a Eurodollar Loan, an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower.  In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)                                  Minimum Borrowing Amount.  The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d)                                 Maximum Borrowings.  More than one Borrowing may be incurred hereunder on any day; provided, however, that (i) if there are two or more Borrowings on a single day by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, (ii) at no time shall there be more than seven Borrowings of Eurodollar Loans outstanding hereunder and (iii) at no time shall there be more than five Borrowings of Swing Loans outstanding hereunder.

Section 2.07                                       Funding Obligations; Disbursement of Funds.

(a)                                 Several Nature of Funding Obligations.  The Commitments of each Lender hereunder and the obligation of each Lender to make Loans, acquire and fund Swing Loan Participations, and LC Participations, as the case may be, are several and not joint obligations.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder.  Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)                                 Borrowings Pro Rata.  Except with respect to the making of Swing Loans by the Swing Line Lender, all Revolving Loans and Term Loans hereunder shall be made and LC Participations acquired by each applicable Lender on a pro rata basis based upon each Lender’s Applicable Percentage of the amount of such Borrowing or Letter of Credit in effect on the date the applicable Borrowing is to be made or the Letter of Credit is to be issued.  Swing Loan Participations shall be acquired by each applicable Lender on a pro rata basis based upon each Lender’s Applicable Percentage of the amount of such Swing Loan as provided in Section 2.04(c).

(c)                                  Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d)                                 Funding of Loans.

(i)                                     Loans Generally.  No later than 2:00 p.m. on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(ii)                                  Swing Loans.  No later than 3:00 p.m. on the date specified in each Notice of Borrowing, the Swing Line Lender will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of Swing Loans requested in such Notice of Borrowing.

(e)                                  Advance Funding.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall within one Business Day pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.05).

Section 2.08                                       Evidence of Obligations.

(a)                                 Loan Accounts of Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 Loan Accounts of Administrative Agent; Lender Register.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate and, in the case of a Swing Loan, the Swing Loan Maturity Date applicable thereto, (ii) the amount and other details with respect to each Letter of Credit issued hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) the other details relating to the Loans, Letters of Credit and other Obligations.  In addition, the Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders and any LC Issuer, and the Commitments, and principal amount of the Loans and LC Outstandings owing to each of the Lenders pursuant to the terms hereof from time to time.  Notwithstanding anything in this Agreement to the contrary, each Person whose name is recorded in the Lender Register pursuant to the terms hereof shall be treated as a Lender or LC Issuer, as applicable, for all purposes hereunder.  The Administrative Agent will make the Lender Register available to any Lender or the Borrower upon its request.

(c)                                  Effect of Loan Accounts, etc.  The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d)                                 Notes.  Upon request of any Lender or the Swing Line Lender, the Borrower will execute and deliver to such Lender or the Swing Line Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Term Loans made to it by such Lender and (iii) a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender or the Swing Line Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender or the Swing Line Lender.

Section 2.09                                       Interest; Default Rate.

(a)                                 Interest on Revolving Loans.  The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time.

(b)                                 Interest on Term Loans.  The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin in effect from time to time, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Margin in effect from time to time; provided, however, in no event shall (i) the Eurodollar Rate be less than 1.00% for the purposes of these interest calculations with respect to Term Loans and (ii) the Base Rate be less than 2.00% for the purposes of these interest calculation with respect to Term Loans.

(c)                                  Interest on Swing Loans.  The outstanding principal amount of each Swing Loan shall bear interest from the date of the Borrowing at a rate per annum that shall be equal to the

Base Rate plus the Applicable Margin then in effect for Revolving Loans that are Base Rate Loans.  Each Swing Loan shall bear interest for a minimum of one day.

(d)                                 Default Interest.  Notwithstanding the above provisions, (i) immediately upon the occurrence of an Event of Default under Section 9.01(h) or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence of any Event of Default under Section 9.01(a), (A) the principal amount of all outstanding Obligations hereunder shall bear interest, payable on demand, at a rate per annum equal to the Default Rate, and (B) the LC Fee shall be increased by an additional 2% per annum in excess of the LC Fee otherwise applicable thereto.  In addition, if any amount (other than amounts as to which the foregoing subparts (A) and (B) are applicable) payable by the Borrower under the Loan Documents is not paid when due, whether at stated maturity, by acceleration, or otherwise, at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.

(e)                                  Accrual and Payment of Interest.  Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower as follows: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, and (iii) in respect of any Swing Loan, on the Swing Loan Maturity Date applicable thereto and (iv) in respect of any interest payable pursuant to Section 2.09(d), on demand.

(f)                                   Computations of Interest.  All computations of interest on Eurodollar Loans and Swing Loans hereunder shall be made on the actual number of days elapsed over a year consisting of 360 days.  All computations of interest on Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) and Unreimbursed Drawings hereunder shall be made on the actual number of days elapsed over a year consisting of 365 or 366 days, as applicable.

(g)                                  Information as to Interest Rates.  The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof.  Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Margin” and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders.  Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

(h)                                 Retroactive Adjustments of the Applicable Margin.  If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Required Lenders determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in a higher Applicable Margin for such period the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the LC Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the LC Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This Section 2.09(h) shall not limit the rights of the Administrative Agent, any Lender or the LC Issuer, as the case may be, under any other provision of this Agreement.  The Borrower’s obligations under this paragraph shall survive the termination of the Total Revolving Commitment and the repayment of all other Obligations hereunder.

Section 2.10                                       Conversion and Continuation of Loans.

(a)                                 Conversion and Continuation of Revolving Loans.  The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans, as the case may be, at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that (i) if the Borrower effects any Conversion of Eurodollar Loans into Base Rate Loans on a date other than the last day of an Interest Period for such Eurodollar Loans, the Borrower shall pay on demand any amounts due to the Lenders under Section 3.05 and (ii) during the existence and continuation of (A) an Event of Default under Sections 9.01(a) or 9.01(h) and (B) any other Event of Default following written notice from the Administrative Agent at the direction of the Required Lenders, no Loans may be Continued as or Converted to Eurodollar Loans.

(b)                                 Notice of Continuation and Conversion.  Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 1:00 P.M. at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 1:00 P.M. on the proposed date of such Conversion.  Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period.  If a Notice of Continuation or Conversion delivered by the Borrower fails to specify an Interest Period, the Borrower will be deemed to have specified and Interest Period of one month.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower.  In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.11                                       Fees.

(a)                                 Commitment Fees.  The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a Commitment Fee (the “Commitment Fee”) equal to the Applicable Margin times the actual daily amount by which the Total Revolving Commitment exceeds the sum of (i) the aggregate principal amount of the Revolving Loans and (ii) the LC Outstandings (subject to adjustment as provided in Section

2.15).  The Commitment Fee shall accrue at all times during the Revolving Facility Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Revolving Facility Availability Period.  Swing Loans shall not count as usage of the Revolving Commitments and a reduction of available Revolving Commitments for the purposes of the calculation of the Commitment Fee pursuant to this Section 2.11(a).

(b)                                 LC Fees.  The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Applicable Percentage, a fee in respect of each Letter of Credit issued hereunder for the period from the date of issuance of such Letter of Credit until the expiration or termination date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit.  For the purposes of computing the daily amount available to be drawn under such Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  The foregoing fee shall be payable quarterly in arrears on the last Business Day of  March, June, September and December and on the Revolving Facility Maturity Date; provided, however, any such LC Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the LC Issuer pursuant to Section 2.05 and Section 2.16 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the LC Issuer for its own account.

(c)                                  Fronting Fees.  The Borrower agrees to pay directly to the LC Issuer, for its own account, a fronting fee in respect of each Letter of Credit issued by it, payable quarterly in arrears, computed at the rate of 0.25% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions or early terminations of such expiration date which may be made at the election of the beneficiary thereof).

(d)                                 Additional Charges of LC Issuer.  The Borrower agrees to pay directly to the LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that the LC Issuer is then customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e)                                  Administrative Agent Fees.  The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Fee Letter.

(f)                                   Computations of Fees.  All computations of Commitment Fees pursuant to Section 2.11(a), LC Fees and fronting fees hereunder shall be made on the actual number of days elapsed over a year consisting of 360 days.  With respect to the fees payable pursuant to Sections 2.11(a) and (b) above, if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

Section 2.12                                       Termination and Reduction of Commitments.

(a)                                 Mandatory Termination of Revolving Commitments.  All of the Revolving Commitments shall terminate on the Revolving Facility Maturity Date.

(b)                                 Voluntary Termination of the Total Revolving Commitment.  Upon at least three Business Days’ prior irrevocable (except as provided below) written notice (or telephonic notice confirmed in writing) by the Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment; provided that (i) all outstanding Revolving Loans and Unreimbursed Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either (A) there are no outstanding Letters of Credit, (B) the Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation, or (C) the Borrower shall have made other arrangements with respect to such Letters of Credit satisfactory to the Administrative Agent and LC Issuer; provided further that a notice of termination of the Total Revolving Commitment may state that such notice is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)                                  Partial Reduction of Total Revolving Commitment.  Upon at least three Business Days’ prior irrevocable written notice (except as provided below) (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Applicable Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) in the event that such reduction shall result in a Total Revolving Commitment that is less than the then-effective LC Sublimit, such reduction shall apply to permanently reduce the LC Sublimit to an amount equal to the then effective Total Revolving Commitment (as so reduced), (iii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans or cash collateralize Letters of Credit pursuant to Section 2.13, and (iv) any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $200,000); provided, further, that a notice of partial reduction of the Total Revolving Commitment may state that such notice is conditioned on the occurrence of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)                                 Term Commitments.  The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

Section 2.13                                       Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a)                                 Voluntary Prepayments.  The Borrower shall have the right to prepay from time to time any of the Loans owing hereunder, in whole or in part, without premium or penalty (except as specified in subparts (c) and (e) below). The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (x) 11:00 a.m. two Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, (y) 11:00 a.m. on the date of such prepayment, in the case of any prepayment of Base Rate Loans (other than Swing Loans), and (z) by 11:00 a.m. on the date of such prepayment, in the case of any prepayment of Swing Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders; provided that:

(i)                                     each partial prepayment of the Loans pursuant to this Section 2.13(a) shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $250,000 in excess thereof (or, if less, the full amount of such Borrowing), (B) in the case of any prepayment of a Base Rate Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $250,000 in excess thereof (or, if less, the full amount of such Borrowing), and (C) in the case of any prepayment of a Swing Loan, in the full amount thereof;

(ii)                                  each voluntary prepayment of a Term Loan shall be applied to the remaining principal payments of such Term Loan as directed by the Borrower, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages thereof;

(iii)                               with respect to any such voluntary prepayment, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

If such notice of voluntary prepayment is given by the Borrower pursuant to this Section 2.13(a), the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.12(b) or (c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.12(b) or (c).

(b)                                 Mandatory Payments.  The Loans shall be subject to mandatory repayment or prepayment, and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i)                                     Maturity.  The entire principal amount of all outstanding Loans of each Credit Facility shall be repaid in full on the applicable Maturity Date for such Credit Facility.

(ii)                                  Revolving Loans Exceed the Revolving Commitments.  If on any date (after giving effect to any other payments on such date) (A) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment or (B) the Aggregate Revolving Facility Exposure exceeds the Total Revolving Commitment, then, in the case of each of the foregoing, the Borrower shall, within one Business Day, prepay Revolving Loans, Swing Loans and Unreimbursed Drawings and/or Cash Collateralize the LC Outstandings in an aggregate amount at least equal to such excess.

(iii)                               LC Outstandings Exceed LC Sublimit.  If on any date the LC Outstandings exceed the LC Sublimit, then the applicable LC Obligor or the Borrower shall, on such day, at the option of the Borrower, either, within one Business Day, (A) amend to reduce, or cancel and terminate, outstanding Letters of Credit in an amount sufficient to eliminate such excess or (B) pay (or cause to be paid) to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, the LC Issuer and the Borrower (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent, the LC Issuer and the Borrower until the proceeds are applied to any Unreimbursed Drawing or to any other Obligations in accordance with any such cash collateral agreement and which shall provide for regular remittance to the Borrower of any interest accrued on such cash collateral amount).

(iv)                              Excess Cash Flow.  Within 5 days after the earlier of (A) the date the Required Financial Information is delivered for each fiscal year and (B) the date the Required Financial Information is required to be delivered with respect to each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2014), the Borrower shall prepay the Loans and/or Cash Collateralize the LC Outstandings in an aggregate amount equal to (i) an amount equal to (A) if the Consolidated Total Net Leverage Ratio as of the end of such fiscal year is equal to or greater than 3.25 to 1.00, 50% and (B) if the Consolidated Total Net Leverage Ratio as of the end of such fiscal year is less than 3.25 to 1.00 but equal to or greater than 2.75 to 1.00, 25%, of Excess Cash Flow for such fiscal year less (ii) an amount equal to the sum of (A) the aggregate principal amount of all voluntary prepayments of the Term Loans made by the Borrower during such fiscal year and (B) all voluntary prepayments of Revolving Loans made by the Borrower during such fiscal year  to the extent accompanied by an equivalent permanent reduction of the Revolving Commitments (such prepayment to be applied as set forth in clause (ix) below).  Notwithstanding the foregoing, if the Consolidated Total Net Leverage Ratio as of the end of such fiscal year is less than 2.75 to 1.00, no prepayment from Excess Cash Flow shall be required pursuant to this clause (iv) for such fiscal year.

(v)                                 Asset Sales.  Not later than five Business Days following the receipt by a Credit Party (or a Subsidiary) of cash proceeds in respect of any Asset Sale or related series of Asset Sales (other than an Excluded Asset Sale) for which the Net Cash Proceeds exceed $1,000,000, the Borrower shall prepay the Loans and/or Cash Collateralize the LC Outstandings in an aggregate amount equal to 100% of the Net Cash Proceeds derived from such Asset Sale (or related series of Asset Sales) (such prepayment to be applied as set forth in clause (ix) below); provided, however, that, so long as no Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to acquire assets used or useful in the business of the Borrower and its Subsidiaries (which will become Collateral if the assets sold or disposed of were Collateral) within 270 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested within such 270 day period shall be paid to the Administrative Agent and applied to repay the Loans and/or cash collateralize the LC Outstandings within two Business Days following the expiration of such period.

(vi)                              Debt Issuances.  Not later than five Business Days following the receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the LC Outstandings in an aggregate amount equal to

100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (ix) below).

(vii)                           [Reserved].

(viii)                        Insurance and Condemnation Event.  Not later than five Business Days following an Insurance and Condemnation Event, the Borrower shall prepay the Loans and/or Cash Collateralize the LC Outstandings in an aggregate amount equal to 100% of the Net Cash Proceeds received as a result of such Insurance and Condemnation Event (such prepayment to be applied as set forth in clause (ix) below); provided, however, that, so long as no Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to either (A) replace or repair the assets affected by such Insurance and Condemnation Event or (B) acquire assets used or useful in the business of the Borrower and its Subsidiaries (in each case which will become Collateral if the assets affected by such Insurance and Condemnation Event were Collateral) within 270 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not reinvested within such 270 day period shall be paid to the Administrative Agent and applied to repay the Loans and/or cash collateralize the LC Outstandings within two Business Days following the expiration of such period.

(ix)                              Application of Mandatory Prepayments.  All amounts required to be prepaid pursuant to clauses (iv), (v), (vi) or (viii) of this Section 2.13(b) shall be applied as follows: (A) first, to the Term Loans (ratably to the remaining principal installments thereof (including the principal installment due on the applicable Maturity Date)) until paid in full, (B) second, to outstanding Swing Loans, (C) third, to the outstanding Revolving Loans (without a corresponding permanent reduction in the Total Revolving Commitment) and (D) fourth, paid to the Administrative Agent, which shall hold such amounts as security for the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each LC Issuer and the Borrower until the proceeds are applied to any Unreimbursed Drawing or to any other Obligations in accordance with any such cash collateral agreement and which shall provide for regular remittance to the Borrower of any interest accrued on such cash collateral amount.  Within each such category, such prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in order of Interest Period maturities (beginning with the earliest to mature).  If the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(c)                                  Breakage and Other Compensation.  Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III.

(d)                                 Scheduled Payments of Term Loan.  The principal amount of the Term Loan shall be repaid in consecutive calendar quarterly installments as follows, unless accelerated sooner pursuant to Section 9.02 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order or priority set forth in Section 2.13(b)(ix)):

Principal Amortization Payment Dates	Term Loan Principal Amortization Payment
December 31, 2013	$750,000
March 31, 2014	$750,000
June 30, 2014	$750,000
September 30, 2014	$750,000
December 31, 2014	$750,000
March 31, 2015	$750,000
June 30, 2015	$750,000
September 30, 2015	$750,000
December 31, 2015	$750,000
March 31, 2016	$750,000
June 30, 2016	$750,000
September 30, 2016	$750,000
December 31, 2016	$750,000
March 31, 2017	$750,000
June 30, 2017	$750,000
September 30, 2017	$750,000
December 31, 2017	$750,000
March 31, 2018	$750,000
June 30, 2018	$750,000
September 30, 2018	$750,000
December 31, 2018	$750,000
March 31, 2019	$750,000
June 30, 2019	$750,000
September 30, 2019	$750,000
December 31, 2019	$750,000
March 31, 2020	$750,000
June 30, 2020	$750,000
Maturity Date of Term Loan	Remaining Principal Balance of Term Loan

(e)                                  Repricing Transactions.  In connection with any Repricing Transaction that is consummated in respect of all or any portion of the Term Loans during the period from the Closing Date to but excluding the date six months after the Closing Date, the Borrower shall pay to the Term Lenders a fee equal to 1% of the aggregate principal amount of the Term Loans prepaid or repriced in connection with such Repricing Transaction.  Notwithstanding the foregoing, it is understood and agreed that the fee described in this Section 2.13(e) shall not be applicable to any such transaction that results in or involves a Change of Control of the Borrower.

Section 2.14                                       Method and Place of Payment.

(a)                                 Generally.  All payments made by the Borrower hereunder under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.

(b)                                 Application of Payments.  Except as specifically set forth elsewhere in this Agreement and subject to Section 9.03, (i) all payments and prepayments of Loans and Unreimbursed Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Applicable Percentage of the amount of such prepayment, and (ii) all payments or prepayments of Swing Loans shall be applied by the Administrative Agent to pay or prepay such Swing Loans.

(c)                                  Payment of Obligations.  Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in Dollars.

(d)                                 Timing of Payments.  Any payments under this Agreement that are made later than 1:00 p.m. (Eastern time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e)                                  Distribution to Lenders.  Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender.  Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders or the LC Issuer, as the case may be, in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unreimbursed Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 9.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unreimbursed Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Drawings then due to such parties.

Section 2.15                                       Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.12(c).

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.03), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the LC Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the LC Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or other extension of credit resulting from a drawing under any Letter of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or other extensions of credit resulting from a drawing under any Letter of Credit were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of and such other obligations in respect of Letter of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or such obligations in respect of Letters of Credit owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (A) shall not be entitled to receive any Commitment Fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) except to the extent allocable to that portion of its Revolving Commitment used to fund Revolving Loans funded by it after it became Defaulting Lender (and the Borrower shall (1) be required to pay to each of the LC Issuer and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (2) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive LC Fees as provided in Section 2.11(b).

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Loans or Letters of Credit pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default exists, and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans as of any date shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender as of such date minus (2) the aggregate outstanding principal amount of the Revolving Loans of that Lender as of such date, plus (3) such Lender’s Applicable Percentage of the LC Outstandings as of such date, plus (4) such Lender’s Applicable Percentage of the aggregate outstanding principal amount of the Swing Loans of such date.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the LC Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the outstanding Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16                                       Cash Collateral for Credit Support.

(a)                           Certain Credit Support Events.  Upon request of the Administrative Agent or LC Issuer if (i) the LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed on the applicable Honor Date, or (ii) as of the date thirty (30) days prior to the Revolving Facility Maturity Date, any Letter of Credit remains outstanding, the Borrower shall, in each case, within one (1) Business Day, Cash Collateralize the Stated Amount of all then outstanding Letters of Credit.  At any time that there shall exist a Defaulting Lender, and to the extent the Fronting Exposure attributable to such Defaulting Lender cannot be reallocated among the non-Defaulting Lenders as provided in Section 2.15(a)(iv) above, then within one (1) Business Day following the request of the Administrative Agent, the LC Issuer or the Swing Line Lender, as applicable, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover the Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender) attributable to such Defaulting Lender.

(b)                           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the LC Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                            Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific LC Outstandings, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with the applicable requirements of Section 11.06) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 9.03).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01                                       Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require any Credit Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Credit Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) such Credit Party or the Administrative Agent, as the case may be, shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent shall timely pay the full amount of Taxes withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made for Indemnified Taxes or Other Taxes.

(b)                                 Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                                  Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Credit Parties shall, and do hereby, jointly and severally, indemnify the Administrative

Agent, each Lender and the LC Issuer, and shall make payment in respect thereof within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or the LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the LC Issuer, shall be conclusive absent manifest error.

(ii)                                        Without limiting the provisions of subsection (a) or (b) above, each Lender and the LC Issuer shall, and does hereby, indemnify the Administrative Agent and shall make payment in respect thereof within ten (10) days after demand therefor, (x) against any Indemnified Taxes attributable to such Lender or the LC Issuer (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender or the LC Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the LC Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the LC Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the LC Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by any Credit Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Credit Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Documents are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such

Lender’s status for withholding tax purposes in the applicable jurisdiction.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, if the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as shall be requested by the recipient) as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)                               each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                   executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                              executed originals of IRS Form W-8ECI,

(III)                         executed originals of IRS Form W-8IMY and all required supporting documentation, or

(IV)                          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  IRS Form W-8BEN;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by Law or reasonably requested by the Administrative Agent or the Borrower such documentation prescribed by applicable Law (including prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the LC Issuer, or have any obligation to pay to any Lender or the LC Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the LC Issuer, as the case may be. If the Administrative Agent, any Lender or the LC Issuer determines, in its sole discretion, that it has received a refund (including any application or carryover of such refund amount to reduce any amount otherwise payable to the refunding Governmental Authority) of any Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Credit Party, upon the request of the Administrative Agent, such Lender or the LC Issuer, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the LC Issuer in the event the Administrative Agent, such Lender or the LC Issuer is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable recipient be required to pay any amount to a Credit Party pursuant to this subsection the payment of which would place the recipient in a less favorable net after-Tax position than such recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Administrative Agent, any Lender or the LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02                                       Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans the interest on which is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (a) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03                                       Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Rate, or a conversion to or continuation thereof, that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended in each case until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, Conversion or Continuation of Eurodollar Loans or a Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Rate or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans as to which the interest rate is not determined by reference to the Eurodollar Rate in the amount specified therein.

Section 3.04                                       Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the LC Issuer;

(ii)                                  subject any Lender or the LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the LC Issuer); or

(iii)                               impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the LC Issuer, the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant payment date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 3.05                                       Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                            any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 3.06                                       Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the LC Issuer or any Governmental Authority for the account of any Lender or the LC Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the LC Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the LC Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the LC Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the LC Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the LC Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.27.

Section 3.07                                       Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

Section 4.01                                       The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Creditor as hereinafter provided, as primary obligor and not as surety, the prompt payment in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization, upon demand or otherwise, and at all times thereafter) of any and all Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Creditors, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or Secured Hedge Agreement, strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization, upon demand or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

Section 4.02                                       Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Hedge Agreements or Secured Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than Contingent Obligations) have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                           any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Hedge Agreements or such Secured Cash Management Agreements shall be done or omitted;

(c)                            the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement or any other agreement or instrument referred to in the Loan Documents, such Secured Hedge Agreements or such Secured Cash Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                           any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)                            any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement, or any other agreement or instrument referred to in the Loan Documents, such Secured Hedge Agreements or such Secured Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.03                                       Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.04                                       Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

Section 4.05                                       Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.06                                       Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than Contingent Obligations) have been paid in full and the Commitments have terminated.

Section 4.07                                       Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.08                                       Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under this Agreement and the other Loan Documents in respect of Swap Obligations; provided, however, that each Qualified

ECP Guarantor shall only be liable under this Section 4.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.08 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 4.08 shall remain in full force and effect until the Obligations (other than Contingent Obligations) have been paid in full and the Commitments have expired or terminated.  Each Qualified ECP Guarantor intends that this Section 4.08 constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01                                       Conditions Precedent at Closing Date.  The occurrence of the Closing Date, the effectiveness of this Agreement, and the obligation of the Lenders to make Loans and of the LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a)                           Loan Documents.  Receipt by the Administrative Agent executed counterparts of this Agreement and the other Loan Documents required to be delivered on the Closing Date.

(b)                           Notes.  The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(c)                            Fees.  The Borrower shall have paid (or, concurrently with the funding of the Loans, will pay) (A) to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date described in the Fee Letter, (B) all fees payable to the Lenders on the Closing Date agreed to by the Borrower on or prior to the Closing Date, and (C) all fees, charges and disbursements of counsel of the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings, in each case, such amounts may be offset against the proceeds of the Loans; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent.

(d)                           Corporate Resolutions and Approvals.  The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors or equivalent governing body of each Credit Party approving the Loan Documents to which such Credit Party is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of the Loan Documents to which it is a party.

(e)                            Incumbency Certificates.  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary or other Authorized Officer reasonably acceptable to the Administrative Agent of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(f)                             Opinions of Counsel.  The Administrative Agent shall have received such opinions of counsel from counsel to the Credit Parties as the Administrative Agent shall reasonably request, each of which shall be addressed to the Administrative Agent and each of the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(g)                            Corporate Charter and Good Standing Certificates.  The Administrative Agent shall have received:  (i) a certified copy of the Certificate or Articles of Incorporation (or equivalent formation document) of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State and as of the Closing Date by the secretary or other Authorized Officer of such Credit Party; and (ii) a certified copy of a good standing certificate for each Credit Party, dated as of a recent date, from (A) the Secretary of State of the state of its incorporation or formation and (B) each other state where such Credit Party has material operations.

(h)                           Closing Certificate.  The Administrative Agent shall have received a certificate substantially in the form of Exhibit D, dated as of the Closing Date, of an Authorized Officer of the Borrower, certifying that the conditions set forth in Sections 5.01(l), (p), (q) and 5.02(b) have been satisfied.

(i)                               Existing Indebtedness.  On the Closing Date, after giving effect to the transactions contemplated herein, the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (A) the Loans and Letters of Credit issued hereunder and (B) Indebtedness permitted under Section 8.04.  All other Indebtedness (other than the Existing Letters of Credit) and agreements in respect thereof shall be terminated and all Liens securing such Indebtedness shall be released or arrangements, to the satisfaction of the Administrative Agent, shall have been made for such release.

(j)                              Proceedings and Documents.  All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and the Administrative Agent and counsel.

(k)                           Personal Property Collateral.  The Administrative Agent shall have received:

(i)                                     searches of UCC filings in such jurisdictions as deemed appropriate by the Administrative Agent, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)                                  proper financing statements in form appropriate for filing under the UCC in the jurisdictions of organization of each Credit Party, to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Secured Creditors;

(iii)                               searches of ownership of, and Liens on, the IP Rights of each Credit Party in the appropriate United States governmental offices;

(iv)                              if applicable, all certificates evidencing any Pledged Equity, together with duly executed in blank, undated stock powers attached thereto;

(v)                                 duly executed notices for filing with the United States Patent and Trademark Office and United States Copyright Office of the grant of security interest in patents, trademarks and/or copyrights, each in the form required by the Security Agreement, to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Secured Creditors;

(vi)                              if applicable, all debt instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments required to be pledged and delivered to the Administrative Agent under the Security Agreement; and

(vii)                           a perfection certificate, in form and substance reasonably acceptable to the Administrative Agent, executed and delivered on behalf of the Credit Parties by an Authorized Officer of the Borrower.

(l)                               Governmental and Other Consents.  Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the Transaction and expiration of all applicable waiting periods without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on the Transaction or that could seek or threaten any of the foregoing.

(m)                       Evidence of Insurance.  Receipt by the Administrative Agent of (i) copies of certificates of insurance (together with applicable endorsements) of the Credit Parties evidencing insurance (including, without limitation, flood hazard insurance, worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent, on behalf of the Lenders, as (x) an additional insured under the general liability insurance policy of the Credit Parties and (y) Lenders’ loss payee under the property and/or casualty insurance policies with respect to the assets and properties of the Credit Parties that constitute Collateral and (ii) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States and, with respect to each Mortgaged Property that is a Flood Hazard Property, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and/or each Subsidiary relating thereto.

(n)                           Solvency.  The Administrative Agent shall have received a certificate executed by the Chief Financial Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of the Credit Parties on a consolidated basis.

(o)                           Financial Statements.  The Administrative Agent shall have received:

(i)                                     the Interim Financial Statements; and

(ii)                                  pro forma forecasts prepared by management of the Borrower, giving effect to all elements of the Transaction to be effected on or before the Closing Date, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries (A) on a quarterly basis for fiscal years 2013 and 2014 and (B) on an annual basis for fiscal years 2015 through 2018, and the Administrative Agent shall be satisfied that the projected EBITDA set forth therein is sustainable during such periods.

(p)                           Debt Ratings.  The Administrative Agent shall have received evidence that (i) the Credit Facilities shall have received a debt rating from Moody’s and S&P and (ii) the Borrower shall have received a (x) corporate family rating from Moody’s and (y) a corporate rating from S&P.

(q)                           Patriot Act.  Each Credit Party shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Patriot Act

(r)                              Miscellaneous.  The Credit Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

Section 5.02                                       Conditions Precedent to All Credit Events.  The obligations of the Lenders, the Swing Line Lender and the LC Issuer to honor any request for a Borrowing or other Credit Event (other than a Notice of Conversion or Continuation) is subject, at the time thereof, to the satisfaction of the following conditions:

(a)                           Notice.  The Administrative Agent (and in the case of clause (ii) below, the LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), and (ii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

(b)                           No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects (except that if any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) as of the date when made (except that for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(a) and (b), shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and (b), respectively).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Swing Line Lender, the LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 5.01 and Section 5.02 have been satisfied as of the times referred to in such Sections.  With respect to any request for a Conversion of Base Rate Loans to Eurodollar Loans or a Continuation of Eurodollar Loans, (i) the Administrative Agent shall have received a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to such Conversion or Continuation and (ii) at the time of such Credit Event and after giving effect thereto, there shall exist (A) no Event of Default under Sections 9.01(a) or 9.01(h) or (B) any other Event of Default with respect to which the Administrative Agent has delivered written notice to the Borrower as provided in Section 2.10(a).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrower and the other Credit Parties each makes the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and the LC Issuer:

Section 6.01                                       Existence, Qualification and Power.  Each Credit Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing (or comparable concept in the applicable jurisdiction) under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a) (solely as such relates to good standing (or comparable concept in the applicable jurisdiction)), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.02                                       Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents; (b) violate any applicable law or (c) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien (other than Liens created under the Loan Documents) under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the property of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

Section 6.03                                       Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document, except for (a) the authorizations, approvals, actions, notices and filings listed on Schedule 6.03, all of which (i) have been obtained or made and are in full force and effect and (b) filings to perfect the Liens created by the Collateral Documents.

Section 6.04                                       Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.05                                       Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP in all material respects consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all Material Indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries, respectively, as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness, in each case as required to be reflected therein in accordance with GAAP.

(b)                                The Interim Financial Statements (i) were prepared in accordance with GAAP in all material respects consistently applied throughout the period covered thereby, except as expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  The forecasts delivered pursuant to Section 5.01 or Section 7.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time such assumptions were made, and represented, at the time when made, the Borrower’s good faith estimate of its future financial conditions and performance (it being understood by the Administrative Agent and the Lenders that projections are not a guaranty of performance, are inherently uncertain and that actual results may be materially different).

(d)                                 Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.06                                       Litigation.  Except as set forth on Schedule 6.06, as of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties that (a) purport to affect or pertain to this Agreement or any other Loan Document or the consummation of the Transaction or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.07                                       No Default.  No Credit Party is in default under any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.08                                       Collateral Representations.

(a)                                 Each Credit Party has good marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The properties of the Borrower and its Subsidiaries are not subject to any Liens other than Permitted Liens.

(b)                                 Schedule 6.08(b) sets forth a complete and accurate list as of the Closing Date of all Deposit Accounts (as defined in the UCC) and Securities Accounts (as defined in the UCC) of each Credit Party at any bank or other financial institution, in each case other than Excluded Accounts.

(c)                                  Schedule 6.08(c) sets forth a complete and accurate list as of the Closing Date of all Real Property owned by each Credit Party showing for each such Real Property as of the

Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.  Each Credit Party and each Subsidiary has good, marketable and insurable fee simple title to the Real Property owned by such Person, free and clear of all Liens, other than Permitted Liens.

(d)                                 Schedule 6.08(d) sets forth a complete and accurate list of as of the Closing Date of all Leaseholds of each Credit Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee.  To the actual knowledge of the Credit Parties, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms (except as such enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles).

(e)                                  Schedule 6.08(e) sets forth a complete and accurate list as of the Closing Date of all certificated and uncertificated Equity Interests (other than Equity Interests of Subsidiaries) owned or held by any Credit Party as of the Closing Date, showing as of the date hereof the amount and issuer thereof.

(f)                                   Schedule 6.08(f) sets forth a complete and accurate list as of the Closing Date of all locations (other than locations owned by a Credit Party or tangible personal property in transit or out for repair or servicing, which is located in the Ordinary Course of Business at a customer location, or is in the possession of employees in the Ordinary Course of Business) where any inventory, equipment or other tangible personal property of a Credit Party with a fair market value equal to or greater than $1,000,000 is located as of the Closing Date.  Except as specifically noted on Schedule 6.08(f), as of the Closing Date, no personal property of any Credit Party with a fair market value equal to or greater than $1,000,000 is (i) is stored with a bailee, warehouseman, processor or similar Person or (ii) consigned to any Person.

(g)                                  Schedule 6.08(g) sets forth a complete and accurate list of all Material Agreements as of the Closing Date.

(h)                                 Schedule 6.08(h) sets forth a complete and accurate list of as of the Closing Date of the following owned or held by each Credit Party, in each case with a value (or representing property with a value or any amount payable) equal to or greater than $500,000:  all Documents (as defined in the UCC), Instruments (as defined in the UCC), Tangible Chattel Paper (as defined in the UCC) and Electronic Chattel Paper, including the name of (i) the applicable Credit Party and (ii) in the case of Electronic Chattel Paper, the account debtor.  The aggregate amount/value of all such items not included on Schedule 6.08(h) as a result of the foregoing dollar threshold does not exceed $1,000,000.

(i)                                     Schedule 6.08(i) sets forth a complete and accurate list as of the Closing Date of all (i) Letter-of-Credit Rights (as defined in the UCC) of each Credit Party in or of an amount equal or greater than $500,000 and (ii) Commercial Tort Claims (as defined in the UCC) of each Credit Party that have a reasonable possibility of yielding net proceeds equal to or greater than $500,000, and (A) in the case of any such Letter-of-Credit Right including the name of the issuer or nominated person, as applicable, and (B) in the case of any such Commercial Tort Claim, describing such claim in reasonable detail.  The aggregate amount/value of all such items not included on Schedule 6.08(i) as a result of the foregoing dollar threshold does not exceed $1,000,000.

(j)                                    Schedule 6.08(j) sets for the following information for each Credit Party as of the Closing Date: (i) exact legal name and any former legal names during the five years prior to the Closing Date, (ii) the state of incorporation or formation, (iii) the type of organization, (iv) the location of the chief executive office and principal place of business, (v) the federal tax identification number and, (vi) if applicable, state organization number.  Except as set forth on Schedule 6.08(j) hereto, no Credit Party has been a party to a merger, consolidation or other change in corporate structure within the past five years.

Section 6.09                                       Environmental Compliance.

(a)                                 None of the Credit Parties or their Subsidiaries, and to the knowledge of the Credit Parties, no other Person has caused to exist any facts or circumstances that could reasonably be expected to give rise to liability under Environmental Laws with respect to their respective businesses, operations and properties, where such liability could reasonably be expected to have a Material Adverse Effect.

(b)                                 Except in each case as where the existence and/or occurrence of any of the following could not reasonably be expected to have a Material Adverse Effect:

(i)                                     (A) none of the properties currently or formerly owned by any Credit Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) no Credit Party or any Subsidiary, and to the knowledge of the Credit Parties, no other Person, has operated any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Credit Party or any of its Subsidiaries or on any property formerly owned or operated by any Credit Party or any of its Subsidiaries; (C) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Credit Party or any of its Subsidiaries; and (D) Hazardous Materials have not been Released, discharged or disposed of on any property currently or formerly owned or operated by any Credit Party or any of its Subsidiaries.

(ii)                                  No Credit Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation of any Credit Party or any Subsidiary, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Credit Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Credit Party or any of its Subsidiaries

Section 6.10                                       Insurance.  The properties of the Credit Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks (including, without limitation, business interruption and flood hazard insurance) as are customarily carried by companies of a similar size engaged in similar businesses and owning similar properties in localities where the Credit Party or the applicable Subsidiary operates; provided, that, if the Borrower determines, or the Administrative Agent determines, in its reasonable discretion, that the Credit Parties’ insurance provider or providers are no longer financially sound and, in the case of such determination by the Administrative Agent, upon written notice thereof to the Borrower, the Credit Parties shall have 90 days to obtain the insurance coverage required by Section 7.03 from another insurance provider reasonably acceptable to the Administrative Agent.  The present insurance coverage of the Credit Parties as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 6.10.

Section 6.11                                       ERISA Compliance.

(a)                                 Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as cannot reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                                 Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.11(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

Section 6.12                                       Taxes.  The Credit Parties and their Subsidiaries have filed all U.S. federal, state and other material tax returns and reports required to be filed, and have paid all U.S. federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax assessment against any Credit Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.  Neither any Credit Party nor any Subsidiary thereof is party to any Tax sharing agreement other than (i) Tax sharing agreements between any of the Credit Parties and (ii) Tax sharing agreements entered into in the Ordinary Course of Business, the primary subject of which is not Taxes.

Section 6.13                                       Subsidiaries.  Schedule 6.13 hereto sets forth, as of the Closing Date, the name of each direct or indirect Subsidiary of the Borrower, its form of organization, its jurisdiction of organization, the total number of issued and outstanding shares or other interests of Equity Interests thereof, the classes and number of issued and outstanding shares or other interests of Equity Interests of each such class, the name of each holder of Equity Interests thereof and the number of shares or other interests of such Equity Interests held by each such holder and the percentage of all outstanding shares or other interests of such class of Equity Interests held by such holders.  All of the outstanding Equity Interests owned or held by a Credit Party in each of its Subsidiaries have been validly issued, are fully paid and, to the extent applicable, non-assessable and are owned by such Credit Party free and clear of all Liens except those created under the Collateral Documents.

Section 6.14                                       Margin Regulations; Investment Company Act.

(a)                                 No Credit Party is engaged, and no Credit Party will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 None of the Credit Parties or any Subsidiary of a Credit Party (i)  is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) subject to regulation under any other Law which limits its ability to incur Indebtedness under the Loan Documents.

Section 6.15                                       Intellectual Property, etc.  Each Credit Party owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, domain names and other intellectual property rights (the “IP Rights”) that are reasonably necessary for the operation of their respective businesses, and to the best of its knowledge without conflict with the rights of any other Person.  Set forth on Schedule 6.15 is a list as of the Closing Date of (a) all trademarks, patents and copyrights owned by each Credit Party and registered or pending registration with, as applicable, the United States Copyright Office, the United States Patent and Trademark Office or, in the case of foreign patents, trademarks and copyrights, the equivalent office for the applicable jurisdiction, (b) all material domain names held or used by any Credit Party and (c) all licenses (other than general business software) of each Credit Party (including annual royalty payments where applicable) under which it is the licensee with respect to any material IP Rights of such Person.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Credit Party infringes upon any rights in any material respect held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Credit Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as described on Schedule 6.15, as of the Closing Date none of the IP Rights owned by a Credit Party or any Subsidiary is subject to a licensing agreement or similar arrangement granting another person the right to use such IP Rights.

Section 6.16                                       Disclosure.  Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Credit Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Except with respect to budgets, pro formas, projections, and general industry and economic information, no report, financial statement, certificate or other information prepared and furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable in light of the conditions existing at the time such assumptions were made.

Section 6.17                                       Compliance with Laws.  Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.18                                       Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Credit Party or any Subsidiary thereof as of the Closing Date.

Section 6.19                                       Solvency.

The Credit Parties, together with their Subsidiaries, on a consolidated basis, are Solvent.

Section 6.20                                       Anti-Terrorism Law Compliance.  No Covered Entity is in violation of any law or regulation, or is identified in any list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the Patriot Act), in each case, that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

Section 6.21                                       Collateral Documents.

(a)                                 Subject to any applicable exceptions set forth therein, the Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in the Collateral described therein (except as such enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles) and (i) when the Pledged Equity, together with endorsements in blank, required to be delivered on the Closing Date to the Administrative Agent under the Security Agreement is delivered to the Administrative Agent in the State of Ohio, the Lien created under the Security Agreement shall constitute a fully perfected first priority Lien, subject only to non-consensual Permitted Liens, on, and security interest in, all right, title and interest of the applicable Credit Parties in such Pledged Equity, in each case prior and superior in right to any other person, subject only to holders of non-consensual Permitted Liens and (ii) when financing statements in appropriate form are filed and maintained in the offices specified on Schedule 6.21, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Credit Parties as of the Closing Date in such Collateral described therein to the extent that a security interest in such Collateral may be perfected by such filing (other than Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b)                                 Subject to any applicable exceptions set forth therein, upon the recordation of the Security Agreement (or the ancillary grant or security agreement specified therein) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 6.21, the

Security Agreement shall provide for a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Credit Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person, other than with respect to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the date hereof).

(c)                                 The Mortgages, if any, upon recordation thereof in the filing offices specified on Schedule 6.21, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable Lien (except as such enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles) on all of the applicable Credit Party’s right, title and interest in and to the Mortgaged Property thereunder.

Section 6.22                                       Classification as Senior Indebtedness.

The Obligations constitute “Senior Indebtedness”, “Senior Debt”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any subordinated Indebtedness and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto (except as such enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles).

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that on the Closing Date and thereafter, so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Contingent Obligations) and under the other Loan Documents, have been paid in full, as follows:

Section 7.01                                       Reporting Requirements.  The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a)                           Annual Financial Statements.  Within 90 days after the close of each fiscal year, the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income (loss), of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (except as noted therein), audited and accompanied by a report and opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (it being agreed that Deloitte LLP is reasonably acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any going concern or like qualification or exception or any qualification or exception as to the scope of such audit (other than a qualification or exception for the fiscal year ending within twelve (12) months immediately preceding the scheduled maturity of the Loans or Permitted Unsecured Debt solely as a result of such scheduled maturity).

(b)                           Quarterly Financial Statements.  Within 45 days after the end of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income (loss), stockholders’ equity and cash flows for such quarterly period and for the fiscal year to date, setting forth in each case comparative figures for the related periods in the prior fiscal year, all in reasonable detail and duly certified on behalf of the Borrower by the chief financial officer of the Borrower (or another Authorized Officer of the Borrower reasonably acceptable to the Administrative Agent), subject to changes resulting from year-end audit adjustments and the absence of footnotes.

(c)                            Compliance Certificates.  At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (A) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit C, signed by the chief financial officer of the Borrower (or another Authorized Officer reasonably acceptable to the Administrative Agent), and (B) a copy of management’s discussion and analysis with respect to such financial statements;

(d)                           Budgets and Forecasts.  Not later than 60 days after the commencement of any fiscal year, commencing with the fiscal year ending December 31, 2013, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(e)                            Notices.  Promptly, and in any event within five Business Days, after the Borrower or any other Credit Party obtains knowledge thereof, notice of:

(i)                                     the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; provided that any Event of Default resulting solely from the failure of any Credit Party to give notice of a Default as required by this clause (i) shall be deemed waived upon the cure or waiver of such Default without any further action hereunder;

(ii)                                  the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party or any of its Subsidiaries or the occurrence of any other event, if the same could reasonably be expected to have a Material Adverse Effect; or

(iii)                               the occurrence of any material ERISA Event.

(f)                             Environmental Matters.  Promptly after the Borrower or any other Credit Party obtains knowledge of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any of its Subsidiaries with any Environmental Law (or permit issued thereunder) that could reasonably be expected to have a Material Adverse Effect.

(g)                            SEC Reports and Registration Statements; Other Indebtedness.

(i)                                     Within three Business Days after transmission thereof or other filing with the SEC, copies of all annual, quarterly or current reports that the Borrower files with the

SEC on Form 10-K, 10-Q or 8-K (or any successor forms); provided, however, that the Borrower may also comply with this subpart by publishing such statements and reports on its internet website or in another publicly accessible electronic database, and

(ii)                                  Within three Business Days after the furnishing thereof, copies of any statement or report furnished to any shareholders generally or any holder of any Material Indebtedness of any Credit Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 7.01;

(h)                           Annual, Quarterly and Other Reports.  Within three Business Days after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the Borrower furnishes to its stockholders generally; provided, however, that the Borrower may also comply with this subpart by publishing such statements and reports on its internet website or in another publicly accessible electronic database.

(i)                               Auditors’ Letters, etc.  Within three Business Days of receipt thereof, a copy of any detailed audit report, management letter or recommendations submitted to the board of directors (or audit commitment of the board of directors) of the Borrower by its independent accountants in connection with the accounts or books of a Credit Party or any of its Subsidiaries, or any annual audit of any of them.

(j)                              Insurance; Intellectual Property; Real Property.  Concurrently with the delivery of the annual financial statements for each fiscal year of the Borrower are required to be delivered pursuant to Section 7.01(a):

(i)                                     updated insurance certificates summarizing the insurance coverage in effect for the Credit Parties and their Subsidiaries as of such date;

(ii)                                  a report supplementing Schedules 6.08(b), 6.08(c), and 6.08(f),  including a list and description (including the street address, county or other relevant jurisdiction, state, and record owner thereof) of all Real Property acquired during such fiscal year; and

(iii)                               a report supplementing Schedule 6.15, setting forth a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Credit Party during such fiscal year.

Each such report required to be delivered pursuant to this Section 7.01(j) shall be signed by an Authorized Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent.

(k)                           Excess Cash Flow.  Concurrently with the delivery of the Required Financial Information required to be delivered with respect to each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2014), a certificate containing the calculation of Excess Cash Flow for such fiscal year.

(l)                               Other Notices.  Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by a Credit Party or any Subsidiary thereof to or from the holders of any Material Indebtedness or any trustee with respect thereto.

(m)                       Other Information.  Within 10 days after a request therefor, the Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent such other information or documents relating to the financial condition, properties and operations of any Credit Party or any of their Subsidiaries as the Administrative Agent may reasonably request from time to time.

The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of the Borrower and other Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Credit Parties hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the applicable issuer or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 11.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

Section 7.02                                       Books, Records and Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to,

(a)                           maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Credit Party or such Subsidiary, as the case may be.

(b)                           permit representatives of the Administrative Agent (including independent contractors engaged by the Administrative Agent) to visit and inspect any of its properties and assets, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the affairs, finances and accounts of the Credit Parties and their Subsidiaries with the directors, officers, and independent public accountants thereof, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested by the Administrative Agent, upon reasonable advance notice to the Borrower; provided, however, that, unless an Event of Default has occurred and is continuing, or unless otherwise agreed to in writing by the Borrower, in its sole discretion, the Administrative Agent (and its designated representatives) shall be limited to one such inspection during each fiscal year of the Borrower; provided, further, when an Event of Default exists the Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further, that, notwithstanding the foregoing, the Borrower shall be given reasonable prior written notice of and a representative of the Borrower shall be given reasonable opportunity to be present at any meetings with the Credit Parties’ accountants.

Notwithstanding anything to the contrary in this Section, none of the Borrower or any Credit Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any documents, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 7.03                                       Insurance.

(a)                           Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Borrower and its Subsidiaries to be listed as insured and the Administrative Agent to be listed as a lender’s loss payee on its property and property casualty policies and as an additional insured on its general liability policies.  Notwithstanding the foregoing, (i) the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure and (ii) if the Borrower determines, or Administrative Agent determines, in its reasonable discretion, that the Credit Parties’ insurance provider or providers are no longer financially sound and, in the case of such determination by the Administrative Agent, upon written notice thereof to the Borrower, the Credit Parties shall have 90 days to obtain the insurance coverage required by this Section 7.03 from another insurance provider reasonably acceptable to the Administrative Agent.

(b)                           If any portion of any Mortgaged Property is at any time located in an area specifically identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each applicable Subsidiary to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (subject to clause (ii) of the second sentence of Section 7.03(a)), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(c)                            In connection with the covenants set forth in this Section 7.03, it is understood and agreed that: (i) none of the Administrative Agent, the Lenders, the LC Issuer and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.03, it being understood that (A) the Credit Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any LC Issuer or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any LC Issuer and their agents and employees; and (ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 7.03 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

Section 7.04                                       Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge, all federal, state, and other material Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien); provided, however, that neither a Credit Party nor any of its Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 7.05                                       Corporate and other Entity Franchises.  Each Credit Party will do, and will cause each of its Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate or other entity existence, rights and authority in its jurisdiction of organization; provided, however, that nothing in this Section 7.05 shall be deemed to prohibit any transaction permitted by Section 8.02.

Section 7.06                                       Compliance with Statutes, etc.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, except in each case as would not reasonably expected to have a Material Adverse Effect.

Section 7.07                                       Compliance with Environmental Laws.  Without limitation of the covenants contained in Section 7.06:

(a)                           each Credit Party will, and will cause each of its Subsidiaries to, comply in all material respects, with all Environmental Laws applicable to its or their ownership, lease or use of all Real Property now or hereafter owned, leased or operated by a Credit Party or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and an adverse outcome in such proceedings is not reasonably likely to have a Material Adverse Effect.

(b)                           each Credit Party will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all Real Property now or hereafter owned by a Credit Party or any of its Subsidiaries free and clear of any Liens imposed pursuant to Environmental Laws other than Permitted Liens.

(c)                            no Credit Party nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by such Person or transport or arrange for transport of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the Ordinary Course of Business, except for such noncompliance as is not reasonably likely to have a Material Adverse Effect.

(d)                           If required to do so under any applicable order issued under any Environmental Law by any Governmental Authority, each will undertake, and will cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

Section 7.08                                       Additional Guarantors.  The Borrower will notify the Administrative Agent at the time that any Person becomes a Subsidiary and promptly thereafter (and in any event within 30 days), cause any such Subsidiary that is a Domestic Subsidiary (other than any Domestic Subsidiary that is an Excluded Subsidiary) to (a) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (b) deliver to the Administrative Agent items of the types referred to for each of the initial Credit Parties pursuant to Sections 5.01(d), (e), (f) and (g), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 7.09                                       Pledged Assets.

(a)                                 Equity Interests.  The Credit Parties will cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than any Domestic Subsidiary that is an Excluded Subsidiary) of the Borrower, (ii) 65% of combined voting power of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary and each Excluded Foreign Holding Company directly owned by the Borrower or any Domestic Subsidiary other than an Excluded Foreign Holding Company and (iii) 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary and each Excluded Foreign Holding Company directly owned by the Borrower or any Domestic Subsidiary (other than Excluded Foreign Holding Companies), in each case to be subject at all times to a first priority, perfected Lien (subject only to non-consensual Permitted Liens) in favor of the Administrative Agent (for the benefit of the Secured Creditors) pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request (it being understood that no foreign law security documents shall be required as of the Closing Date, but, if at any time after the Closing Date, any Foreign Subsidiary or Excluded Foreign Holding Company, individually or together with its Subsidiaries, (i) holds more than 20% of the total consolidated assets of the Borrower and its Subsidiaries as of any applicable Test Date or (ii) generates more than 20% of Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period ending as of any applicable Test Date, then the Credit Parties shall promptly thereafter cause to be delivered to the Administrative Agent such local law security documents as the Administrative Agent shall reasonably request and deem necessary for the purpose of effecting such Lien on 65% of combined voting power of the issued and outstanding Equity Interests entitled to vote of such Foreign Subsidiary or Excluded Foreign Holding Company and ensuring the validity and enforceability of such Lien under applicable local law, and a customary legal opinion covering the creation and perfection of such Lien under such applicable local law).

(b)                                 Other Assets.  Each Credit Party will (i) cause all of its owned Real Property with a fair market value in excess of $750,000 and, to the extent required by the Security Agreement, personal property (other than Excluded Property) to be subject at all times (except as expressly contemplated otherwise not required by the Loan Documents) to first priority (subject to Permitted Liens), perfected and, in the case of Real Property, title insured, Liens in favor of the Administrative Agent (for the benefit of the Secured Creditors) to secure the Obligations, in each case pursuant to the terms and conditions of this Agreement (including, without limitation Sections 7.12 below) and the Collateral Documents or, with respect to any property with a fair market value in excess of $750,000 acquired after the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, and (ii) deliver such other documentation as the Administrative Agent may reasonably request (in accordance with the provisions hereof and of the Security Agreement) in connection with the foregoing, including, without limitation, appropriate UCC financing statements, real estate title insurance policies, surveys, appraisals, environmental reports, evidence of insurance (including flood hazard insurance where required by applicable regulation), landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered for each of the initial Credit Parties pursuant to Section 5.01 (and in the case of owned Real Property, other items of the type described in Section 7.12(d)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 7.10                                       Senior Debt.  Each Credit Party will designate all Obligations as “Senior Debt,” “Designated Senior Debt” (or any comparable term) under, and as defined in, the documentation governing any permitted Material Indebtedness of such Credit Party (to the extent applicable).

Section 7.11                                       Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.12                                       Further Assurances.

(a)                                 General.  Each Credit Party will, promptly upon the reasonable written request of the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Credit Party’s or any of its Subsidiaries’ properties, assets, rights or interests (other than Excluded Property) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority (subject to Permitted Liens) of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Creditors, the rights granted or now or hereafter intended to be granted to the Secured Creditors under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Credit Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(b)                                 Collateral Consents.

(i)                                     In the case of any tangible personal property that is Collateral with a fair market value equal to or greater than $1,000,000 and that is either (a) located at a premises leased by a

Credit Party or (b) in the possession or control of a warehouseman, bailee or agent, in each case, other than with respect to tangible personal property in transit or out for repair or servicing, which is located in the Ordinary Course of Business at a customer location, or is in the possession of employees in the Ordinary Course of Business, the Borrower will use commercially reasonable efforts to deliver to the Administrative Agent all such customary estoppel letters, bailee letters, consents and waivers from the landlords on such Real Property or such warehouseman, bailee or agent, as applicable, as may be reasonably required by the Administrative Agent.

(ii)                                  In the event that after the Closing Date, other than with respect to tangible personal property in transit or out for repair or servicing, which is located in the Ordinary Course of Business at a customer location, or is in the possession of employees in the Ordinary Course of Business, any Credit Party (i) occupies a leased location where it stores or houses inventory or other tangible personal property that is Collateral or (ii) stores inventory or other tangible personal property that is Collateral with a with a of a warehouseman, bailee or agent, in each case with fair market value equal to or greater than $1,000,000, such Credit Party shall notify the Administrative Agent and, if requested by the Administrative Agent, use commercially reasonable efforts to deliver or cause to be delivered to the Administrative Agent all such customary estoppel letters, bailee letters, consents and waivers from the landlords on such Real Property or such warehouseman, bailee or agent, as applicable, as may be reasonably required by the Administrative Agent.

(c)                                  Deposit and Securities Accounts.

(i)                                     On or before October 27, 2013 (or such later date as may be consented to by the Administrative Agent in its sole discretion), for each Deposit Account (as defined in the UCC) or Securities Account (as defined in the UCC) set forth on Schedule 6.08(b) (other than any such account that is an Excluded Account), the applicable Credit Parties shall either (A) close such account or (B) execute and deliver (or cause to be executed and delivered) to the Administrative Agent, a control agreement in form and substance reasonably acceptable to the Administrative Agent.

(ii)                                  From and after the Closing Date, the Credit Parties shall not establish any new Deposit Account or Securities Account with any financial institution unless the applicable Credit Party shall have executed and delivered (or caused to be executed and delivered) to the Administrative Agent within 30 days after the opening of such new Deposit Account or Securities Accounts, a control agreement with respect to such account (other than any such account that is an Excluded Account) in form and substance reasonably acceptable to the Administrative Agent.

(d)                                 Real Property.  On or before October 27, 2013 (or such later date as may be consented to by the Administrative Agent in its sole discretion), each applicable Credit Party shall deliver to the Administrative Agent in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     fully executed and notarized mortgages, deeds of trust, trust deeds or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a “Mortgage” and collectively the “Mortgages”) encumbering the fee interest of any Credit Party in each of the owned Real Properties with a fair market value in excess of $750,000 (other than any such Real Property that is Excluded Property) identified on Schedule 6.08(c) (each a “Mortgaged Property” and collectively the “Mortgaged Properties”);

(ii)                                  maps or plats of an as built survey of the sites of the Real Property covered by the Mortgages certified to the Administrative Agent and the title insurance company issuing the policies referred to in Section 7.12(d)(iii) (the “Title Insurance Company”) in a manner and in form reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, dated a date reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor (or civil engineer), which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy;

(iii)                               fully paid American Land Title Association Lender’s Extended Coverage title insurance policies issued by a title company reasonably acceptable to the Administrative Agent (the “Mortgage Policies”) with respect to each Mortgaged Property, assuring the Administrative Agent that each of the Mortgages creates a valid and enforceable first priority mortgage lien (except as such enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles) on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent and is available in the applicable jurisdiction;

(iv)                              with respect to any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and where the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as additional loss payee on behalf of the Lenders;

(v)                                 a legal opinion of local counsel in the applicable jurisdiction covering customary matters related to the Mortgages required by this Section 7.12;

(vi)                              a current appraisal of each Mortgaged Property or other estimate of current fair market value reasonably acceptable to the Administrative Agent;

(vii)                           an environmental assessment for each Mortgaged Property, prepared by environmental engineers reasonably acceptable to the Administrative Agent, and accompanied by such reports, certificates studies or data as the Administrative Agent may reasonably require; and

(viii)                        such assignments of leases, estoppel letters, attornment agreements, subordination agreements, consents, waivers and releases as the Administrative Agent may reasonably require with respect to other Persons having an interest in any Mortgaged Property.

(e)                            Other Post Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 7.12, in each case within the time limits specified on such schedule.

Section 7.13                                       Use of Proceeds.  The Borrower will use the proceeds of the Credit Events (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries (including all Indebtedness outstanding under the Existing Credit Agreement), and to pay fees and expenses incurred in connection with the Transaction and the transactions under this Agreement, and (b) thereafter for working capital and other general corporate purposes not in contravention of any Law or of any Loan Document (including, without limitation, payment of dividends, repurchases of Equity Interests, Capital Expenditures and Permitted Acquisitions).

Section 7.14                                       Interest Rate Hedging.  Within 90 days following the Closing Date, and continuing until the second anniversary thereof, the Borrower shall obtain and maintain protection against fluctuations in interest rates pursuant to one or more Interest Rate Protection Agreements (on terms and with one or more counterparties reasonably acceptable to the Administrative Agent) such that at least 50% of total Indebtedness represented by the Term Loans outstanding as of the Closing Date shall either (x) effectively bear interest at a fixed rate or (y) be subject to an interest rate cap, in each case in form and substance reasonably acceptable to the Administrative Agent.

Section 7.15                                       Maintenance of Ratings.  The Borrower shall use commercially reasonable efforts to (a) maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and (b) obtain and thereafter maintain a public rating by each of S&P and Moody’s for each of the revolving and term loan facilities described herein (it being understood and agreed that the Borrower shall not be required to maintain any such ratings at a particular level).

ARTICLE VIII

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that on the Closing Date and thereafter, so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations (other than Contingent Obligations) incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 8.01                                       Changes in Business.  Neither any Credit Party nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries, would be substantially changed from the Permitted Business.

Section 8.02                                       Consolidation, Merger, Asset Sales, etc.  No Credit Party will, nor will it permit any of its Subsidiaries to, dissolve, liquidate or wind up its affairs, merge, consolidate, sell, transfer, lease, license or otherwise dispose of its property or assets (including, without limitation, pursuant to a Sale and Leaseback Transaction) or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(a)                           the sale, transfer, lease or other disposition of (i) cash, Cash Equivalents, inventory and other personal property in the Ordinary Course of Business, (ii) any equipment or other personal property that is obsolete, worn out or no longer used in the conduct of such Person’s business, (iii) equipment by means of trade-in so long as such equipment is replaced substantially concurrently with like-kind or other equipment used or useful in the conduct of such Person’s business, and (iv) receivables in connection with compromises and settlements of receivables in the Ordinary Course of Business;

(b)                           the disposition of property or assets as a result of a casualty or condemnation event, so long as the Net Cash Proceeds received by the applicable Credit Party or Subsidiary as a result thereof are used to prepay the Loans or to repair, replace or acquire fixed or capital assets in replacement of the assets subject to such event in accordance with the terms of Section 2.13(b)(viii);

(c)                            the sale, lease, transfer or other disposition of property or assets from (i) a Credit Party to another Credit Party and (ii) a Subsidiary that is not a Credit Party to a Credit Party or to another Subsidiary that is not a Credit Party;

(d)                           (i) the merger or consolidation of the Borrower with any of its Subsidiaries; provided that the Borrower shall be the surviving or continuing entity, (ii) the merger or consolidation of any Subsidiary of the Borrower with another Subsidiary of the Borrower that is a Credit Party or that becomes a Credit Party simultaneously therewith and (iii) the merger or consolidation of any Subsidiary of the Borrower that is not a Credit Party with and into any other Subsidiary of the Borrower that is not a Credit Party;

(e)                            (i) non-exclusive licenses of IP Rights to another Person (x) entered into in the Ordinary Course of Business and (y) that do not interfere with the business of the Credit Parties in any material respect, or (ii) the lapse, abandonment or other dispositions of IP Rights that is, in the reasonable good faith judgment of the Borrower or such other applicable Subsidiary, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Borrower or any of its Subsidiaries;

(f)                             other Asset Sales not otherwise permitted hereunder; provided that: (i) the fair market value of all such assets sold or otherwise disposed of by the Credit Parties and their Subsidiaries in all such transactions consummated in reliance on this clause (f) shall not exceed $25,000,000 in the aggregate during the term of this Agreement, (ii) at least 75% of the consideration received therefor by the Credit Party or its Subsidiary is in the form of cash or Cash Equivalents (such consideration and to be in an aggregate amount not less than the fair market value of the property disposed and the portion of such consideration consisting of cash and Cash Equivalents to be paid contemporaneously with the consummation of such transaction), (iii) the Net Cash Proceeds therefrom are used to prepay the Loans or to acquire fixed or capital assets in replacement of the disposed assets to the extent required by the terms of Section 2.13(b)(v) and (iv) no Default or Event of Default would exist both before and after giving effect thereto;

(g)                            in connection with any Permitted Acquisition, any Subsidiary of the Borrower or the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) (x) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower (except where the Borrower is the merging party) and (y) in the case where the Borrower is the merging party, the Borrower shall be the surviving party and (ii) in the case of any such merger to which any Credit Party (other than the Borrower) is a party, such Credit Party is the surviving Person;

(h)                           any Restricted Payment that is permitted hereunder or the making of an Investment that is permitted hereunder;

(i)                               the granting of Permitted Liens;

(j)                              the forgiveness of notes received pursuant to Section 8.05(m);

(k)                           leases, licenses, subleases, or sublicenses entered into in the Ordinary Course of Business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(l)                               Excluded Issuances and other equity issuances by the Borrower;

(m)                       issuances or dispositions of options or equity stock to management of any Credit Party or any Subsidiary as part of any management compensation plan or otherwise in the Ordinary Course of Business; and

(n)                           the unwinding of any Hedge Agreement.

Section 8.03                                       Liens.  No Credit Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such Credit Party or any such Subsidiary whether now owned or hereafter acquired, except (the following, the “Permitted Liens”):

(a)                           Liens pursuant to any Loan Document;

(b)                           Liens existing as of the Closing Date and listed on Schedule 8.03 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount of obligations secured or benefited thereby is not increased except as contemplated by Section 8.04(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.04(b);

(c)                            Liens for taxes, assessments or other governmental charges, fines, fees or levies not yet due or, if past due, which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                           carrier’s, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than 90 days or, if overdue for a period of more than 90 days, that are (x) not involving amounts in excess of $500,000 or (y) being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)                            pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, that would reasonably be expected to result in a Material Adverse Effect;

(f)                             deposits to secure the performance of bids, trade contracts and leases (other than Capital Leases and other Indebtedness), statutory obligations, government obligations (including utility obligations), surety, customs and appeal bonds, performance bonds, licenses, indemnity, statutory, regulatory, contractual or warranty requirements (including rights of offset and setoff) and other obligations of a like nature, in each case incurred in the Ordinary Course of Business;

(g)                            (i) easements, covenants, conditions, restrictions, licenses, leases, rights-of-way, survey exceptions, zoning and building code restrictions, encroachments and other similar encumbrances affecting Real Property which, in the aggregate, do not materially diminish the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and (ii) any exceptions to title set forth in the Mortgage Policies that are acceptable to the Administrative Agent;

(h)                           Liens securing judgments and awards for the payment of money not constituting an Event of Default under Section 9.01(g);

(i)                               Liens securing Indebtedness permitted under Section 8.04(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of such property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within 180 days after the acquisition thereof;

(j)                              Liens arising solely from precautionary UCC financing statement filings with respect to Operating Leases entered into by a Credit Party or any Subsidiary in the Ordinary Course of Business;

(k)                           Liens of a collection bank on items in the course of collection arising under Section 4-210 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar requirement of law of any foreign jurisdiction and statutory or common law bankers liens and rights of set-off with respect to customary depositary arrangements entered into by a Credit Party or any Subsidiary in the Ordinary Course of Business;

(l)                               Liens securing Indebtedness permitted under Section 8.04(h) and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Liens and are not created in contemplation of or in connection with such Person becoming a Subsidiary or such property or assets being so acquired, (ii) such Liens will not apply to any other property of a Credit Party or any Subsidiary, and (iii) such Liens will secure only those obligations secured by such Liens on the date such Person becomes a Subsidiary or such property or asset is so acquired;

(m)                       Liens on the amounts payable to any Person under an insurance policy securing Indebtedness of such Person incurred to finance the premium for such insurance policy and permitted under Section 8.04(i);

(n)                           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(o)                           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit, in each case granted in the Ordinary Course of Business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(p)                           Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(q)                           Liens on margin deposits securing exchange traded or other commodities Hedge Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for purposes of speculation; and

(r)                              other Liens securing Indebtedness or other obligations otherwise permitted hereunder; provided that the aggregate principal amount of all such Indebtedness and other liabilities shall not exceed $1,000,000 at any time outstanding.

Section 8.04                                       Indebtedness.  No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                           Indebtedness under the Loan Documents;

(b)                           Indebtedness outstanding on the Closing Date and listed on Schedule 8.04 and any renewals, refinancings and extensions thereof; provided that (i) that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)                            Indebtedness of the Borrower owed to another Credit Party or of a Subsidiary owed to the Borrower or another Credit Party, which Indebtedness shall (i) in the case of Indebtedness owed to a Credit Party, constitute Collateral under the Security Agreement, (ii) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 8.05; and, provided further that, with respect to any such Indebtedness in an original principal amount equal to or greater than $1,000,000, the applicable Credit Parties shall cause such Indebtedness to be evidenced by a promissory note and cause such promissory note to be delivered to the Administrative Agent in accordance with the provisions of the Security Agreement;

(d)                           obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedge Agreement; provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                            Indebtedness in respect of Capital Leases and purchase money Indebtedness incurred to finance the acquisition of fixed or capital assets (and Permitted Refinancing Indebtedness with respect thereto); provided that (i) the aggregate amount of all such

Indebtedness permitted under this Section 8.04(e) shall not exceed $30,000,000 at any one time outstanding and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)                             (i) Guarantees by any Credit Party in respect of Indebtedness of any other Credit Party otherwise permitted hereunder and (ii) Guarantees by any Credit Party of the Indebtedness of a Subsidiary that is not a Credit Party so long as the related Investment by the applicable Credit Party in such Subsidiary is otherwise permitted under Section 8.05 (other than clause (e) thereof);

(g)                            Permitted Unsecured Debt (and unsecured Guarantees thereof by any Guarantor); provided that (i) no Default or Event of Default has occurred or is continuing after giving effect to the incurrence of such Permitted Unsecured Debt and (ii) after giving effect to the incurrence of such Permitted Unsecured Debt on a Pro Forma Basis (A) the Borrower is in compliance with Section 8.07 and (B) the Consolidated Total Net Leverage Ratio would be less than or equal to 4.25 to 1.00 (in each case, as demonstrated in a Pro Forma Compliance Certificate delivered by the Borrower to the Administrative Agent prior to the incurrence of such Indebtedness);

(h)                           Indebtedness (i) of a Person existing at the time such Person becomes a Subsidiary following the Closing Date and (ii) acquired or assumed by a Credit Party or any Subsidiary in connection with any acquisition or asset purchase permitted hereunder; provided that (i) such Indebtedness is in existence at the time such Person becomes a Subsidiary or such acquisition or asset purchase shall occur and is not created in connection with or in contemplation of such Person becoming a Subsidiary or such acquisition or asset purchase, and (ii) the aggregate principal amount of all such Indebtedness shall not exceed $20,000,000 at any time outstanding;

(i)                               Indebtedness representing installment insurance premiums of the Borrower or any of its Subsidiaries owing to insurance companies in the Ordinary Course of Business or in respect of bid, performance or surety, statutory, appeal or similar bonds and completion guarantees, worker’s compensation claims, self-insurance obligations, governmental contracts and leases provided in the Ordinary Course of Business;

(j)                              Permitted Foreign Subsidiary Loans, Guaranties and Investments;

(k)                           other Indebtedness (that does not constitute Non-Credit Party Exposure) of Foreign Subsidiaries, in addition to the Indebtedness listed above, in an aggregate amount for all Foreign Subsidiaries not to exceed $3,000,000 at any time outstanding;

(l)                               Indebtedness arising from agreements of any Credit Party providing for indemnification, adjustment of purchase price or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(m)                       Indebtedness consisting of promissory notes issued by any of the Credit Parties to finance the repurchase or redemption of Equity Interests for which Restricted Payments are permitted to be made pursuant to Section 8.06;

(n)                           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business;

(o)                           guarantees arising under customary indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent title insurance policies;

(p)                           Indebtedness arising in connection with endorsement of instruments for deposit in the Ordinary Course of Business;

(q)                           Obligations pursuant to any Cash Management Agreement incurred in the Ordinary Course of Business;

(r)                              Indebtedness relating to judgments or awards not constituting an Event of Default under Section 9.01(g); and

(s)                             other Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

Section 8.05                                       Investments.  No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, make or commit to make any Investment, except:

(a)                           Investments held in the form of Cash Equivalents;

(b)                           Investments consisting of loans and other advances to officers, directors and employees of a Credit Party or any Subsidiary in an aggregate amount not to exceed $750,000 at any time outstanding;

(c)                            (i) Investments by the Credit Parties in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by a Credit Party or any Subsidiary in any Credit Party, (iii) additional Investments by a Credit Party or any Subsidiary in any Domestic Subsidiary that is not a Credit Party (including investments made in respect of joint ventures or other similar agreements) in an aggregate amount for all such Investments made in reliance on this clause (c)(iii) not to exceed $5,000,000 (excluding the proceeds of Excluded Issuances) at any time outstanding; provided that if any Investment described in this clause (iii) is evidenced by a note, such note shall be pledged to the Administrative Agent, for the benefit of the Secured Creditors and (iv) Investments by a Foreign Subsidiary in any other Foreign Subsidiary;

(d)                           (i) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable or similar Investments arising from the grant of trade credit in the Ordinary Course of Business, and (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                            Guarantees permitted by Section 8.04(f);

(f)                             Investments existing as of the Closing Date (in addition to those referred to in Section 8.05(c)(i)) and set forth on Schedule 8.05;

(g)                            to the extent constituting Investments, Hedge Agreements permitted under Section 8.04(d);

(h)                           any reinvestment of the proceeds of any Insurance and Condemnation Event and/or Asset Sale as contemplated by Section 2.13(b)(v) or Section 2.13(b)(viii); or

(i)                               Investments consisting of an Acquisition by a the Borrower or any Subsidiary; provided that

(i)                                     Same or Similar Line of Business.  The property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the Permitted Business;

(ii)                                  Guaranty and Collateral Requirements. (A) The Administrative Agent shall have received all items, including in respect of the Equity Interests or property acquired in such Acquisition and/or in respect of any Subsidiary that is formed to effect such Acquisition, required to be delivered by the terms of Section 7.08 and/or Section 7.09 and (B) if the Acquisition is to be effected by a merger of a Credit Party with and into another Person, the surviving entity of such merger shall be a Credit Party;

(iii)                               Non-Hostile.  In the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition; provided that such approval shall not be required in connection with a court-approved sale;

(iv)                              Pro Forma Compliance Certificate; Positive EBITDA.  (A) The Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio would be no greater than 4.25 to 1.00 and (B) the target of such Acquisition shall have positive EBITDA for the twelve month period preceding the Acquisition (taking into account verifiable cost add backs which either meet the standards for pro forma adjustments under Regulation S-X or otherwise approved by the Administrative Agent in its reasonable discretion);

(v)                                 Continued Accuracy of Representations and Warranties.  The representations and warranties made by the Credit Parties in any Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto and any Indebtedness assumed or incurred in connection therewith) except to the extent such representations and warranties expressly relate to an earlier date;

(vi)                              Partnership Interests.  If such transaction involves the purchase of an interest in a partnership between the Borrower or a Subsidiary as a general partner and entities unaffiliated with such Person as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate or limited liability holding company directly or indirectly wholly-owned by the Borrower formed for the purpose of effecting such transaction;

(vii)                           Minimum Liquidity.  After giving pro forma effect to such Acquisition, the sum of (x) the Unused Total Revolving Commitment and (y) Consolidated Cash on Hand shall be at least $20,000,000;

(viii)                        No Event of Default.  No Event of Default shall have occurred and be continuing or would result from such Acquisition;

(ix)                              Delivery of Pre-Closing Items.  At least five (5) days before the scheduled closing date for such Acquisition, delivery by the Borrower of (A) a certificate of an Authorized Officer of the Borrower (1) including a description of the proposed Acquisition and (2) attaching and certifying the definitive purchase agreement (or comparable document) (or, if no definitive purchase agreement has then been entered into, the then most recent draft thereof-with the final definitive purchase agreement to follow as soon as available prior to the applicable closing date) and related documentation for such Acquisition, (B) due diligence materials, financial statements and a quality of earnings report, if available, related to the Acquisition and (C)  in the case of the acquisition of owned Real Property with a fair market value in excess of $750,000, to the extent requested by the Administrative Agent, an environmental assessment with respect to such Real Property reasonably satisfactory to the Administrative Agent; provided that if the total consideration paid or such Acquisition is less than $25,000,000, the items described in this Section 8.05(i)(ix) may be delivered within ten (10) days after the consummation of such Acquisition;

(x)                                 Foreign Acquisitions.  The total consideration paid or payable (including all transaction costs, Indebtedness incurred or assumed in connection with such transaction and the maximum amount of all deferred payments, including earnouts, but excluding the proceeds of Excluded Issuances) for all Acquisitions of the Equity Interests of a Person not organized under the laws of a state of the United States or the District of Columbia or of property all or substantially all of which is not located within the United States shall not exceed $100,000,000 (excluding the proceeds of Excluded Issuances) for all such Acquisitions consummated after the Closing Date;

(j)                              any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(k)                           notes from directors, officers and employees in exchange for capital stock of the Borrower or its Subsidiaries purchased by such directors, officers or employees pursuant to a stock ownership or purchase plan or compensation plan;

(l)                               any performance guaranty provided to a Person by the Borrower or its Subsidiaries in connection with an Acquisition permitted hereunder, provided that such guaranty (A) is not secured by any assets of a Credit Party, and (B) after giving effect to such guaranty, no Default or Event of Default shall exist under this Agreement;

(m)                       any Investment received in connection with dispositions permitted pursuant to Section 8.02 hereof, so long as any such Investments that shall be securities are promptly pledged to Administrative Agent, for the benefit of the Secured Creditors;

(n)                           Investments resulting from pledges or deposits described in Section 8.03(e), (f), (h), (o), (p) and (q);

(o)                           any Permitted Investment or Permitted Foreign Subsidiary Loans, Guaranties and Investments, so long as no Default or Event of Default shall exist prior to or after giving effect to such loan, guaranty or investment; and

(p)                           additional Investments (other than an Acquisition) not otherwise permitted hereunder; provided that the aggregate amount of Investments made after the Closing Date in reliance on this clause (p) and clause (c)(iii) above shall not exceed $1,000,000 (excluding the proceeds of Excluded Issuances) in the aggregate at any time outstanding

Section 8.06                                       Restricted Payments.  No Credit Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that:

(a)                           (i) each Subsidiary of the Borrower may make Restricted Payments (directly or indirectly) to the Borrower, (ii) Domestic Subsidiaries may make Restricted Payments to other Domestic Subsidiaries and (iii) Foreign Subsidiaries may make Restricted Payments to other Foreign Subsidiaries and to Credit Parties;

(b)                           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(c)                            so long as no Default or Event of Default shall have occurred and be continuing or would directly or indirectly be caused as a result thereof, the Borrower may make Restricted Payments to effect the redemption, purchase or other acquisition or retirement for value of its common stock (or stock equivalents with respect to its common stock) from any present or former employee, director or officer (or the assigns, estate, heirs or current or former spouses thereof) of the Borrower or any of the Borrower’s Subsidiaries upon the death, disability or termination of employment of such employee, director or officer; provided, however, that the aggregate amount of Restricted Payments made in reliance on this subsection (c) shall not exceed $1,000,000 (excluding the proceeds of Excluded Issuances) in any fiscal year;

(d)                           so long as no Default or Event of Default shall have occurred and be continuing or would directly or indirectly be caused as a result thereof, the Borrower may make Restricted Payments to repurchase Equity Interests pursuant to net share settlements for vesting of restricted stock awards and option exercises in an amount not to exceed $4,000,000 in any fiscal year; and

(e)                            subject to the following proviso, the Borrower may make additional Restricted Payments (including, without limitation, the payment of dividends and equity repurchases) as follows:

(i)                                     Restricted Payments made prior to the first anniversary of the Closing Date in an aggregate amount for all such Restricted Payments made in reliance on this clause (i) not to exceed $15,000,000;

(ii)                                  Restricted Payments in an aggregate amount not to exceed 50% of Consolidated Net Income on a cumulative basis for all quarterly periods from the Closing Date and ending prior to the date of such Restricted Payment less the aggregate amount of all Restricted Payments made in reliance on this Section 8.06(e)(ii) prior to the date of such Restricted Payment; and

(iii)                               Restricted Payments in an amount equal to 100% of the Net Cash Proceeds of Equity Issuances by, or capital contributions made to, the Borrower after the Closing Date and prior to the date of such Restricted Payment less the aggregate amount of all Restricted Payments made in reliance on this Section 8.06(e)(iii) prior to the date of such Restricted Payment; and

(iv)                              additional Restricted Payments in an aggregate amount not to exceed $25,000,000 for all such Restricted Payments made in reliance on this clause (iv) after the Closing Date;

provided that, in the cases of each clauses (i), (ii), (iii) and (iv) of this Section 8.06(e), (A) no Default or Event of Default shall have occurred and be continuing both prior to and after giving effect to such Restricted Payment, (B) after giving effect to such Restricted Payment on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio is less than or equal to 4.25 to 1.00 (as demonstrated in a Pro Forma Compliance Certificate delivered by the Borrower to the Administrative Agent (1) in the case of declared dividends, at the time such Restricted Payment is declared by the Board of Directors of the Borrower, (2) in the case of scheduled share repurchases, at the beginning of any fiscal quarter in which the Borrower is scheduled to make such share repurchase and (3) in all other cases, prior to making such Restricted Payment) and (C) after giving pro forma effect to the making of such Restricted Payment, the Unused Total Revolving Commitments shall be at least $25,000,000; provided, further, that the consummation of any Restricted Payment pursuant to this Section 8.06(e) shall be deemed to be a representation that all of the applicable requirements of this Section 8.06(e) have been satisfied after giving pro forma effect to any such Restricted Payment pursuant to this Section 8.06(e).

Section 8.07                                       Consolidated Total Net Leverage Ratio.

Commencing with the fiscal quarter ending December 31, 2013, the Credit Parties will not permit the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter to be greater than 4.50:1.00.

Section 8.08                                       Burdensome Agreements; Negative Pledges; Etc.  Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any Contractual Obligation that limits the ability of (a) a Subsidiary make Restricted Payments to the Borrower or any Guarantor, (b) transfer property to or invest in the Borrower or any Guarantor, (c) to transfer property to or otherwise make loans to or invest in the Borrower or any Guarantor, (d) pay any Indebtedness or other obligations owed to any Credit Party, (e) pledge its property pursuant to the Loan Documents or any renewals, extensions, refinancings, exchanges or refundings thereof or (f) any Credit Party to act as a Credit Party pursuant to the Loan Documents or any renewals, extensions, refinancings, exchanges or refundings thereof; provided, however, that clauses (a) through (f) of this Section 8.08 shall not prohibit or apply to any limitation, restriction, condition or prohibition arising under:

(i)                                     this Agreement and the other Loan Documents;

(ii)                                  Contractual Obligations that are (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (B) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (C) restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business, (D) customary restrictions on leases, subleases, licenses, sublicenses, asset sale or similar agreements, including with respect to intellectual property and other similar agreements, otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (E) incurred or provided in favor of any holder of Indebtedness permitted to be incurred under Section 8.04(e) or (j) solely to the extent any such limitation relates to the property financed by and the proceeds thereof or the subject of such Indebtedness, or (F) customary provisions contained in an executed agreement relating to the sale of specific property permitted hereunder pending the consummation of such sale and (G) as in effect with respect to any Person or its assets on the date such Person becomes a Subsidiary of the Borrower; or

(iii)                               Solely in the case of clauses (a), (b), (c) and (d) above, documentation in respect of Permitted Unsecured Debt; provided, that such documentation may not be more restrictive than the Loan Documents in such regards.

Each Credit Party will not, and will not permit its Subsidiaries to, enter into any Contractual Obligation that requires the grant of a Lien on any Collateral to secure an obligation of such Person arising under such Contractual Obligation except for Permitted Liens.

Section 8.09                                       Transactions with Affiliates.  Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, or make any payment to any Person of any management or similar fees other than:

(a)                           transactions and series of transactions (i) with any Credit Party otherwise permitted hereunder, (ii) between Domestic Subsidiaries that are Non-Credit Parties otherwise permitted hereunder or (iii) between Foreign Subsidiaries and other Non-Credit Parties;

(b)                           except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate;

(c)                            intercompany transactions and transactions with employees, managers and directors expressly permitted by Sections 8.02, 8.04, 8.05 or 8.06;

(d)                           the payment of customary and reasonable directors’ fees;

(e)                            the payment of reasonable compensation and expense reimbursement to officers and employees for service actually rendered to the Borrower or any Subsidiary;

(f)                             indemnities and reimbursement paid to directors;

(g)                            stock option and compensation plans of the Borrower or any Subsidiary, employment contracts with officers and management of the Borrower or any Subsidiary; and

(h)                           as set forth on Schedule 8.09.

Section 8.10                                       Anti-Terrorism Laws.  No Covered Entity shall be in violation of any Anti-Terrorism Laws or be named on any list of any government agency promulgated in connection therewith (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

Section 8.11                                       Prepayment, Amendment of Junior Indebtedness, Etc.  No Credit Party will, nor will it permit any Subsidiary to:

(a)                           (i) amend or modify any of the terms of any subordinated or other junior Indebtedness of such Person (A) if such amendment or modification would add or change any terms in a manner materially adverse to the Lenders, or (B) otherwise in violation of the relevant subordination provisions;

(b)                           make (i) any payment or prepayment (optional or otherwise) of, or any payments in redemption, defeasance or repurchase of, subordinated or other junior Indebtedness of such Person or (ii) any other payments in respect of subordinated or other junior Indebtedness of such Person, in each case, in violation of the relevant subordination provisions; or

(c)                            designate any Indebtedness (other than the Obligations or any Permitted Unsecured Debt that is senior Indebtedness) as “Designated Senior Indebtedness” (or any comparable term) for the purposes of the documentation governing any subordinated Indebtedness, or otherwise provide the holders of any Indebtedness (other than the Obligations) with the right to deliver a “Blockage Notice” or other rights customarily granted to the holders of “Designated Senior Indebtedness” (or any comparable term).

Section 8.12                                       [Reserved].

Section 8.13                                       Ownership of Subsidiaries.

The Credit Parties shall not (a) permit any Person (other than the Borrower or any wholly owned Subsidiary that is a Credit Party) to own any Equity Interests of any Credit Party, except (i) to qualify directors where required by applicable law or (ii) as a result of or in connection with an Investment permitted under Section 8.05 or a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.02, (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests or (c) permit, create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Liens under the Loan Documents in favor of the Administrative Agent and non-consensual Permitted Liens.

Section 8.14                                       Organizational Documents; Fiscal Year.  No Credit Party will, nor will it permit any Subsidiary to (a) amend, modify or change its Organizational Documents in a manner materially adverse to the Lenders, (b) make any change in accounting policies or reporting practices, except as required by GAAP or as disclosed in its financial statements, or (c) change its fiscal year without the consent of the Administrative Agent (such consent not to be unreasonably withheld).

Section 8.15                                       [Reserved].

Section 8.16                                       Use of Proceeds.  No Credit Party nor any of its Subsidiaries will use the proceeds of any Credit Event, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01                                       Events of Default.  Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a)                           Payments.  Any Credit Party shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or any reimbursement obligation in respect of any Unreimbursed Drawing; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or

(b)                           Representations, etc.  Any representation or warranty made by the any Credit Party herein or in any other Loan Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to have been untrue in any material respect on the date as of which made or deemed made; or

(c)                            Certain Covenants.  Any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement (i) contained in Sections 7.01(e), 7.01(f), 7.01(g), 7.01(l), 7.01(m), 7.02(b), 7.03, 7.05 (with respect to the Borrower), 7.10 or Article VIII or (ii) Sections 7.01(a), 7.01(b), 7.01(c), 7.01(d), 7.01(h), 7.01(i), 7.01(j) or 7.01(k) and such default continues for five Business Days; or

(d)                           Other Covenants.  Any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 9.01(a), (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) any Responsible Officer of such Credit Party becomes aware of such occurrence thereof or (ii) the Borrower’s receipt of written notice of the occurrence thereof; or

(e)                            Cross Default Under Other Agreements.

(i)                                     Any Credit Party or any Subsidiary shall:

(A)                               fail to make any payment of principal when due with respect to any Material Indebtedness (other than the Obligations or Indebtedness under any Hedge Agreement), and such default shall continue after the applicable grace or cure periods, if any, specified in the agreement or instrument relating to such Indebtedness, or

(B)                               fail to observe or perform any agreement or condition relating to any such Material Indebtedness (and all grace or cure periods applicable to such observance, performance (including the giving of notice, if required) or condition shall have expired), the effect of which permits the holder or holders of such Material Indebtedness (other than the Obligations or Indebtedness under any Hedge Agreement) (or a trustee or agent on behalf of such holder or holders) to cause, any such Material Indebtedness (other than the Obligations or Indebtedness under any Hedge Agreement) to become due prior to its stated maturity; or

(ii)                                  there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower or any Subsidiary is an Affected Party

(as so defined) and, in either event, the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $7,500,000; or

(f)                             Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations (other than Contingent Obligations), ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(g)                            Judgments.  There is entered against any Credit Party:

(i)                                     a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all Credit Parties, shall exceed $7,500,000 (less (i) any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider and (ii) any money judgment to the extent such amounts are provided by funds in a valid escrow account or similar arrangement); or

(ii)                                  any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of ten consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h)                           Insolvency Event.  Any Insolvency Event shall occur with respect to a Credit Party or any of its Subsidiaries (other than an Immaterial Subsidiary); or

(i)                               ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the $7,500,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the $7,500,000; or

(j)                              Environmental Claim.  There shall have been asserted against a Credit Party or any of its Subsidiaries an Environmental Claim that is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by a Credit Party or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor); or

(k)                           Change of Control.  There occurs a Change of Control; or

(l)                               Subordinated Indebtedness.  At any time after the Borrower incurs Permitted Unsecured Debt that is subordinated Indebtedness, the applicable subordination provisions shall cease to be in full force in effect or is determined by a Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect for any reason.

Section 9.02                                       Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter, if any such Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party in any manner permitted under applicable law:

(a)                                 declare the Commitments and any obligation of the LC Issuer to issue Letters of Credit to be terminated, whereupon such commitments and obligations shall forthwith terminate immediately without any other notice of any kind;

(b)                                 declare the principal of and any accrued interest in respect of all Loans, all Unreimbursed Drawings and all other Obligations owing hereunder and/or under any other Loan Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)                                  terminate any Letter of Credit that may be terminated in accordance with its terms; or

(d)                                 require that the Borrower Cash Collateralize any outstanding Letters of Credit in an amount equal to the Stated Amount thereof; and

(e)                                  exercise, on behalf of itself, the Lenders and the LC Issuer any other right or remedy available to it under any of the Loan Documents or applicable Laws;

provided, however, that upon the occurrence of an Event of Default of the type described in Section 9.01(h), the obligation of each Lender to make Loans and any obligation of the LC Issuer to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Outstandings as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 9.03                                       Application of Certain Payments and Proceeds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the LC Outstandings have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

(i)                                     first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(ii)                                  second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and LC Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause second payable to them;

(iii)                               third, to payment of that portion of the Obligations constituting accrued and unpaid LC Fees and interest on the Loans and Unreimbursed Drawings with respect to Letters of Credit and other Obligations arising under the Loan Documents, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause third payable to them;

(iv)                              fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Unreimbursed Drawings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the LC Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause fourth held by them;

(v)                                 fifth, to the Administrative Agent, for the account of the LC Issuer, to Cash Collateralize one hundred five percent (105%) of that portion of the of the LC Outstandings comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.05 and 2.16);

(vi)                              sixth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the LC Issuer and the Lenders, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vii)                           finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.05 and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 9.03.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.01                                Appointment.  Each Lender hereby irrevocably designates and appoints KeyBank to act as Administrative Agent as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article X.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  Except as otherwise specifically set forth herein, the provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02                                Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 10.03.

Section 10.03                                Exculpatory Provisions.  Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Parties or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any Subsidiary of such Credit Party or any of their respective officers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary of the Borrower.  The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 10.04                                Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 10.05                                Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 10.06                                Non-Reliance.  Each Lender and the LC Issuer expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or the LC Issuer.  Each Lender and the LC Issuer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement.  Each Lender and the LC Issuer also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries.  The Administrative Agent shall not have any duty or responsibility to provide any Lender or the LC Issuer with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 10.07                                No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender and the LC Issuer acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees or the LC Issuer, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s, assignee’s or LC Issuer’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder:  (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other Laws.

Section 10.08                                Patriot Act.  Each Lender or assignee or participant of a Lender that is not organized under the Laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations:  (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the Patriot Act.

Section 10.09                                Indemnification.  The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure (excluding Swing Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct.  If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 10.09 shall survive the payment of all Obligations.

Section 10.10                                The Administrative Agent in Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder and without any duty to account therefor to the Lenders.  With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 10.11                                Successor Administrative Agent.

(a)                                The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, the LC Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (except to the extent an Event of Default is continuing), to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)                                 So long as (i) no Default or Event of Default exists and is continuing and the Credit Parties are otherwise in good standing under this Agreement and (ii) the successor Administrative Agent or another Lender has agreed to assume the roles of LC Issuer or Swing Line Lender, any voluntary resignation by KeyBank as Administrative Agent pursuant to this Section 10.11 shall also constitute its resignation as LC Issuer and Swing Line Lender.  Any resignation by KeyBank as Administrative Agent pursuant to this Section 10.11 during this existence of a Default or Event of Default or when the Credit Parties are not otherwise in good standing under this Agreement shall also constitute its resignation as LC Issuer and Swing Line Lender (regardless of whether a successor Administrative Agent or another Lender has agreed to assume the roles of LC Issuer and/or Swing Line Lender).  If KeyBank resigns as an LC Issuer, it shall retain all the rights, powers, privileges and duties of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all Obligations with respect to Letters of Credit with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Drawings pursuant to Section 2.05(f).  If KeyBank resigns as Swing Line Lender, it shall retain all the rights of the

Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.04(b).  Upon the appointment by the Company of a successor LC Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swing Line Lender, as applicable, (b) the retiring LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit.

Section 10.12                                Other Agents.  Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such.  Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 10.13                                Collateral and Guaranty Matters.  Without limiting the provisions of Section 10.15, each Lender (including in its capacity as a potential Hedge Bank and a potential Cash Management Bank) and the LC Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to:

(a)                           release any Lien on any Collateral held by the Administrative Agent under any Loan Document (i) upon termination of the Total Revolving Commitment and payment in full of all Obligations under the Loan Documents (other than Contingent Obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the LC Issuer shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any Asset Sale or other disposition permitted hereunder or under any other Loan Document, (iii) owned by a Guarantor upon the release of the Guarantor from its obligations under the Loan Documents pursuant to clause (c) below, or (iv) if approved, authorized or ratified in writing in accordance with Section 11.12;

(b)                           subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.03; and

(c)                            release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 10.13.  In connection with any termination or release pursuant to this Section 10.13, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 10.13.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.14                                Secured Cash Management Banks and Secured Hedge Banks.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent or the Borrower (through the Administrative Agent) may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 10.15                                Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation with respect to any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations with respect to Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer and the Administrative Agent under Sections 2.11, 11.01 and 11.02) allowed in such judicial proceeding; and

(b)                           (b)                                       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11, 11.01 and 11.02.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer in any such proceeding.

ARTICLE XI

MISCELLANEOUS

Section 11.01                                Payment of Expenses etc.  The Credit Parties shall, jointly and severally, pay (or reimburse, as the case may be, for) all of the following: (i) the Administrative Agent, whether or not the transactions contemplated hereby are consummated, for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including the fees, charges and disbursements of external counsel) in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) the Administrative Agent all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including the fees, charges and disbursements of counsel) in connection with the administration of the Loan Documents and any amendment, modification, waiver or consent relating to any of the Loan Documents that is requested by any Credit Party; (iii) the Administrative Agent and Lenders all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation,  the fees, charges and disbursements of any counsel to the Administrative Agent and any Lender); and (iv) subject to Section 3.01, any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

Section 11.02                                Indemnification.  The Credit Parties shall, jointly and severally, indemnify the Administrative Agent, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses (but excluding lost profits), out-of-pocket liabilities, actual claims, damages or reasonable and documented out-of-pocket expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any claim, investigation, litigation or other proceeding (regardless of whether any such Indemnitee is a party thereto or whether such claim, litigation or other proceeding is brought by a third party or by a Credit Party or any of its Affiliates) related to the entering into and/or performance of any Loan Document or any other agreement or instrument contemplated hereby or thereby, (ii) the use of the proceeds of any Loans or Letter of Credit hereunder or the consummation of any transactions contemplated in any Loan Document, (iii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or operated by a Credit Party or any of its Subsidiaries, the Release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the a Credit Party any of its Subsidiaries, if such Credit Party or any such Subsidiary has or is alleged to have any responsibility in respect thereof, (iv) the non-compliance of any Real Property owned, leased or operated by a Credit Party or any of its Subsidiaries with foreign, federal, state and local Laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or (v) any Environmental Claim asserted against a Credit Party or any of its Subsidiaries, in respect of any such Real Property, including, in the case of each of (i), (ii), (iii), (iv) and (v) above, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of external counsel incurred in connection with any such investigation, litigation or other proceeding; provided that such indemnity shall not, as to any Indemnitee, be available to the extent such losses, liabilities, claims, damages or expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have result from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any employee or other Person that is controlled by such Indemnitee), (B) result from a claim brought by any Credit Party against an

Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) disputes among Indemnitees (other than a proceeding that is brought by an Indemnitee against the Administrative Agent, the Lead Arranger, the LC Issuer and/or Swing Line Lender, in each case, in its capacity as such, in which case such indemnity shall apply with respect to the Administrative Agent, the Lead Arranger, the LC Issuer and/or the Swing Line Lender, as applicable, to the extent otherwise applicable as provided herein).  To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.  This Section 11.02 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.03                                Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and the LC Issuer is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, but excluding, in all cases, deposits in any Excluded Accounts) and any other Indebtedness at any time held or owing by such Lender or the LC Issuer (including, without limitation, by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations then due and owing and liabilities of the Borrower to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and LC Issuer agrees to promptly notify the Borrower after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04                                Equalization.

(a)                                 Equalization.  If at any time any Lender receives any amount hereunder by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or the LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall (i) notify the Administrative Agent of such fact and (ii) purchase (for cash at face value) without recourse or warranty from the other Lenders an interest in the Obligations owed to such other Lenders in such amount, or make such other adjustments as shall be equitable, as shall result in a proportional participation by all of the Lenders in such amounts; provided that the provisions of this Section 11.04 shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.16 and (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Outstandings or Swing Loans to any assignee or participant.

(b)                                 Recovery of Amounts.  If any amount paid to any Lender pursuant to Section 11.04(a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c)                                  Consent of Borrower.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the provisions of this Section 11.04 may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 11.05                                Notices.

(a)                                 Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and o other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or any other Credit Party, to the Borrower at 501 Kansas Avenue, Kansas City, KS 66105, Attention: Chief Financial Officer (Facsimile No.: 646-224-8708; Telephone No.: 913-621-9985; Email: bbraham@epiqsystems.com;

(ii)                                  if to the Administrative Agent, to it at the Notice Office; and

(iii)                               if to a Lender, to it at its address, telephone number, facsimile number or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

(b)                                 Receipt of Notices.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone.  Notices and other communications delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c)                                  Electronic Communications.  Notices and other communications to the Administrative Agent, the LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 7.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative

Agent.  The Administrative Agent and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by the Administrative Agent; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the LC Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the LC Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to a Credit Party or its securities for purposes of United States Federal or state securities laws.

(e)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(f)                                   Reliance by Administrative Agent, LC Issuer and Lenders.  The Administrative Agent, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Credit Parties shall, jointly and severally, indemnify the Administrative Agent, the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.06                                Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (other than as permitted by Section 8.02 hereof) and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(c), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of each of the Administrative Agent, the LC Issuer and the Lenders and their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, LC Participations and Swing Loan Participations at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Credit Facility and the Loans at the time owing to it under such Credit Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than (1) $5,000,000 with respect to an assignment of Revolving Commitments and related Revolving Loans and (2) $1,000,000 with respect to an assignment of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credit Facilities on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is an assignment of Term Loans made by the Administrative Agent or Lead Arranger (or either of their respective Affiliates acting as a Lender hereunder) during the first thirty (30) days after the Closing Date in connection with the primary syndication of the Credit Facilities to a Person disclosed to the Borrower prior to the Closing Date; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that so long as no Event of Default under Section 9.01(a) or (h) has occurred and is continuing, no Competitor shall be an Eligible Assignee without the prior written consent of the Borrower (which may be withheld in the Borrower’s sole discretion (it being understood and agreed that in connection with any assignment by a Lender of its rights and obligations hereunder, the Administrative Agent has no duty to, and shall not be liable to the Borrower, any assignor or assignee Lender or any of their respective Affiliates for any failure to inquire or otherwise verify whether or not such assignment is being made to a Competitor, and the Administrative Agent shall have no duty to enforce any prohibition on such assignment);

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv)                              Assignment Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  At the time of each assignment pursuant to this subsection (b), to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable IRS Forms (and any necessary additional documentation) described in Article III).

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) a natural person, or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

At the time of any such assignment the Lender Register shall be modified to reflect the Commitments of such new Lender and of the existing Lenders (and no assignment shall be effective hereunder unless recorded in the Lender Register as provided herein).  With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (b).  Subject to the acceptance and recording thereof by the Administrative Agent as described herein, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Section 11.02 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(c).

(c)                                  Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lenders rights and/or obligations under this Agreement (including all or a portion of its Commitment, Loans, LC Participations and/or Swing Loan Participations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.12(a)(i) that directly affects such Participant.  Subject to subsection (d) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Article III (subject to the requirements and limitations therein, including the requirements in Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.03 as though it were a Lender; provided such Participant agrees to be subject to Section 11.04 as though it were a Lender.

(d)                                 Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section

5f.103-1(c) of the Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   SEC Registration or Blue Sky Compliance.  Notwithstanding any other provisions of this Section 11.06, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” Laws of any State.

(g)                                  Representations of Lenders.  Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section 11.06 will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

Section 11.07                                No Waiver; Remedies Cumulative; Enforcement.

(a)                                 No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  No notice to or demand on a Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.  Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the LC Issuer may have had notice or knowledge of such Default or Event of Default at the time.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the LC Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the LC Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.03 (subject to the terms of Section 11.04), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 11.04, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.08                                Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the Supreme Court of the State of New York sitting in New York City or in the United States District Court of the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each party hereto hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Person, as applicable, at its address for notices pursuant to Section 11.05, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law.  Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower and/or any of the Credit Parties in any other jurisdiction.

(b)                                 Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in Section 11.08(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 11.09                                Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.10                                Integration.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

Section 11.11                                Headings Descriptive.  The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12                                Amendment or Waiver.

(a)                                 General.  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the each Credit Party, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that:

(i)                                     no change, waiver or other modification shall:

(A)                               extend or increase the Commitment of a Lender (or reinstate any Commitment of such Lender terminated pursuant to Section 9.02) directly affected thereby without the written consent of such Lender whose Commitment is being extended or increased (it being understood that a waiver of any condition precedent set forth in Section 5.02 or of any Default, mandatory prepayment shall not constitute an extension or increase of any Commitment of such Lender);

(B)                               (1) reduce, extend, postpone or waive any scheduled payment of principal of any Loan or any maturity date provided for herein that is applicable to any Loan of any Lender directly affected thereby under any Loan Document (excluding mandatory prepayments and waiver or rescission of a previous acceleration) without the written consent of each Lender entitled to receive such payment, (2) extend or postpone the expiration date of any Letter of Credit as to which a Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein without the written consent of such Lender or (3) extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender directly affected thereby without the written consent of such Lender;

(C)                               (1) reduce the principal amount of any Loan made by any Lender or (2) reduce the rate or extend the time of payment of, or excuse, postpone or waive the payment of, interest thereon, in each case without the written consent of such Lender (other than as a result of waiving the applicability of any post-default increase in interest rates);

(D)                               reduce the amount of any Unreimbursed Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon without the written consent of such Lender (other than as a result of waiving the applicability of any post-default increase in interest rates);

(E)                                reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder without the written consent of each Lender entitled to receive such Fees;

(F)                                 except in connection with a transaction otherwise permitted under this Agreement or would result in a mandatory prepayment of the Obligations in full, release all of the Subsidiary Guarantors or Subsidiary Guarantors comprising substantially all of the credit support for the Obligations without the written consent of each Lender;

(G)                               except in connection with any (1) transaction permitted under this Agreement or (2) any other transaction that results in a mandatory prepayment of the Obligations in full and termination of all Commitments hereunder, release all or substantially all the Collateral securing the Obligations without the written consent of each Lender;

(H)                              (1) amend, modify or waive any provision of this Section 11.12(a) (other than in connection with the implementation of an Incremental Facility hereunder), (2) reduce the percentage specified in, or otherwise amend or modify, the definition of Required Lenders or Required Revolving Lenders, or (3) otherwise amend, modify or waive any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required, in each case without the written consent of each Lender directly affected thereby;

(I)                                   except in connection with any transaction that results in a mandatory prepayment of the Obligations in full and termination of all Commitments hereunder, release the Borrower from any of its obligations hereunder or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of each Lender directly affected thereby; or

(ii)                                  (A) no provision of Section 9.03 may be amended, modified or waived so as to alter the manner of application of any payment in respect of the Obligations or proceeds of Collateral, in each case without the written consent of each Lender directly affected thereby and (B) no provision of Section 2.13(b) may be amended, modified or waived so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.13(b), in each case without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Term Loans;

(iii)                               (A) no provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of the LC Issuer, (B) no provision of Article IX may be amended without the consent of the Administrative Agent and (C) no provision of Section 2.04 or any other provision in this Agreement specifically relating to Swing Loans may be amended without the consent of the Swing Line Lender;

(iv)                              the Fee Letter may not be amended, or any rights or privileges thereunder waived, unless in writing and signed by the parties thereto; or

(v)                                 without the written consent of Required Revolving Lenders, no Default or Event of Default may be waived for the purposes of determining whether the conditions set forth in Section 5.02 shall have been satisfied in respect of any proposed Credit Event.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section 11.12 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b)                                 Additional Commitments.

(i)                                     Notwithstanding anything in this Section 11.12 to the contrary, at any time after the Closing Date and from time to time prior to the Revolving Facility Maturity Date this Agreement may be amended (or amended and restated) to give effect to (a) an increase to the Revolving Commitments on the same terms and conditions as the existing Revolving Commitments, (b) additional commitments to make term loans with terms identical to the Term Loan and/or (c) additional commitments to make term loans to be structured as a separate term loan tranche with terms different from the Term Loan (each such increase to the Revolving Commitments and/or establishment of a new tranche of term loans being referred to herein as an “Incremental Facility,” and all such increases being referred to collectively herein as the “Incremental Facilities”) to be made to the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any then existing Lender) that shall agree to provide any portion of such Incremental Facility (but without the consent of any other Lender), and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had already been a Lender under this Agreement with the Revolving Commitment and/or term loans set forth in such Agreement; provided, however, that: (i) the aggregate principal amount of all such Incremental Facilities structured as increases to the Revolving Commitments effected after the Closing Date pursuant to this Section 11.12(b) plus the amount of the Total Revolving Commitment as of the Closing Date shall not exceed $200,000,000, (ii) the aggregate principal amount of all such Incremental Facilities effected after the Closing Date pursuant to this Section 11.12(b) shall not exceed $200,000,000, (iii) each such increase effected pursuant to this Section 11.12(b) shall be in a minimum amount of $10,000,000 (and integral multiples of $1,000,000 in excess thereof), (iv) all representations and warranties in Article VI hereof must be true and correct in all material respects upon giving effect to any such Incremental Facility, and no Default or Event of Default shall have occurred and be continuing at the time of such request and on the date of any such increase (assuming a Borrowing in respect of any applicable increases to the Revolving Commitments), (v) no Commitment of any Lender shall be increased without the consent of such Lender, (vi) all fees and expenses owing in respect of such increase to the Administrative Agent and the Lenders shall have been paid, (vii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of any such Incremental Facility (assuming a Borrowing of the entire Incremental Facility in respect of any applicable increases to the Revolving Commitments) and the concurrent retirement of any Indebtedness of the Borrower or any Subsidiary, (A) the Credit Parties would be in compliance with the financial covenant set forth in Section 8.07 and (B) the Consolidated Total Net Leverage Ratio shall be equal to or less than 4.25 to 1.00, in each case as of the last day of the most recently ended fiscal quarter of the Borrower for which the Administrative Agent has received the Required Financial Information, (viii) with respect to any Incremental Facility structured as a separate term loan tranche, the “all-in yield” (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year life to maturity and the remaining life to maturity for the purposes of determining any increases to the applicable interest rate margin), but excluding any structuring, arrangement, underwriting or similar fees paid or payable to the applicable lead arranger for such facility not shared with the applicable lenders) applicable to such Incremental Facility may not exceed the total “all-in yield” (determined on the same basis) for any then-existing series of Term Loans by more than 0.50% without a corresponding increase in the all-in yield applicable to such existing Term Loans so that such all-in yield applicable to such existing Term Loans is 0.50% less than that applicable to such Incremental Facility (it being understood that the Applicable Margin for such existing Term Loans may be increased and/or additional fees may be paid to the Lenders holding such existing Term Loans to the extent necessary to satisfy such requirement), (ix) the final maturity date of any additional Incremental Facility structured as a separate term loan tranche shall be no earlier than the latest Maturity Date hereunder or, if later, the maturity date of any Incremental Facility then in effect, (x) the weighted average life to maturity of any such Incremental Facility structured as a separate term loan tranche shall not be shorter that the remaining average weighted life to maturity of the Term Loan (without giving effect to any prepayments thereof), (xi) subject to the limitations set forth above, the interest rate margin, weighted average life to maturity and final maturity applicable to any such Incremental Facility structured as a separate term loan tranche shall be determined at the time such Incremental Facility is made available by the Borrower and the Lenders providing such Incremental Facility and (xii) subject to the limitations set forth above, all other terms applicable to any Incremental Facility structured as a separate term loan tranche, if not consistent with the existing Term Loans, must be more favorable to the Borrower or reasonably acceptable to the Administrative Agent.  The Loans and Commitments established pursuant to this Section 11.12(b) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents.  The Borrower may offer, in consultation with the Administrative Agent, the increase to (i) existing Lenders (but no Lender will have an obligation to increase its Commitment hereunder) and (ii) if necessary because the requested commitments for such Incremental Facility cannot be obtained from existing Lenders, any third party financial institutions that otherwise would qualify as Eligible Assignees (in each case which must be reasonably acceptable to the Administrative Agent in the case of any such Person providing additional Revolving Commitments hereunder).  Upon the establishment pursuant to this Section

11.12(b) of an Incremental Facility in the form of an increase to the Revolving Commitments, each Revolving Lender immediately prior to the establishment of such Incremental Facility will automatically and without further act be deemed to have assigned to each new Revolving Lender providing a portion of such Incremental Facility (each, a “Revolving Facility Incremental Lender”), and each such Revolving Facility Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to such Incremental Facility and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Loans held by each Revolving Lender (including each such Revolving Facility Incremental Lender) will equal such Revolving Lender’s Applicable Percentage of the Revolving Commitments.

(ii)           Any such amendment (or amendment and restatement) effected pursuant to this Section 11.12(b) shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Incremental Facility established thereby (subject to any applicable restrictions set forth in clause (i) immediately above) and to effect such other changes as the Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Incremental Facility; provided, however, that no such agreement shall:  (A) effect any change described in Section 11.12(a) without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any increase in the aggregate Revolving Commitments or establishment of any Incremental Facility consisting of a separate tranche of term loans will not, of itself, be deemed to effect any of the changes described in clauses (i) or (ii) of Section 11.12(a), and that modifications to the definitions of “Required Lenders” or “Required Revolving Lenders” or other provisions relating to voting provisions to provide the Persons providing the applicable Incremental Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in clauses (i) or (ii) of Section 11.12(a) or (B) amend Articles VII, VIII or IX in any manner that by its terms benefits one or more tranches, but not all tranches, of Loans or Commitments without the prior written consent of Lenders holding a majority in interest of the Revolving Commitments then existing, if the Lenders holding Revolving Commitments are not so benefited, and of Lenders holding a majority in interest of each separate tranche of term loans then existing and not so benefited, (it being agreed that no provision requiring the Borrower to prepay term loans of one or more Incremental Facilities with the proceeds of Asset Sales, Insurance and Condemnation Events, issuances of Indebtedness, issuances of Equity Interests, or Excess Cash Flow will be deemed to violate this clause).

(c)           Defaulting Lenders.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(d)           Voting Rights of Lenders During Bankruptcy Proceedings.  Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the

Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(e)           Certain Other Transactions.  For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 11.12:

(i)                                     Without limiting the provisions of Section 11.12(b) of this Agreement, and notwithstanding anything otherwise to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Required Lenders (A) to increase the Aggregate Commitments of the Lenders, (B) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof and (C) to include appropriately the lenders under such additional borrowing tranches in any determination of Required Lenders and/or the determination of the requisite Lenders under any other provision of this Agreement corresponding to the consent rights of the other Lenders thereunder (including, without limitation, clauses (ii) and (v) of Section 11.12(a)); and

(ii)                                  any provision of this Agreement may be amended by an agreement in writing entered into by the Credit Parties, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the LC Issuers and the Swing Line Lender) if (I) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (II) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement (other than Contingent Obligations);

(iii)                               any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more tranches but not under any other tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected tranche or tranches of Lenders that would be required to consent thereto under this Section 11.12 if such tranche or tranches of Lenders were the only tranche or tranches of Lenders hereunder at the time;

(iv)                              any Lender may agree to extend the Maturity Date applicable to its Loans and/or Commitments hereunder upon the request of the Borrower and without the consent of any other Lender; and

(v)                                 the Administrative Agent and the Credit Parties shall be permitted to amend any provision of any Loan Document (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.

Section 11.13           Survival of Indemnities.  All indemnities set forth herein including, without limitation, in Article III (subject to the limitations set forth Section 3.04(d)), Section 10.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14           Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 or Section 3.04 resulting from any such transfer (other than a transfer pursuant to Section 3.06) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15           Confidentiality.

(a)           Each of the Administrative Agent, the LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such information confidential on terms substantially similar to the provisions of this Section 11.15), (ii) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.15, (iii) to the extent requested by any regulatory authority, (iv) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (provided that prior written notice, to the extent permitted, shall be given to the Borrower and notice thereafter shall be provided to the Borrower as soon as possible under applicable law), (v) to any other party to this Agreement, (vi) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (vii) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (viii) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to (A) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (ix) to any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (x) with the consent of the Borrower, or (xi) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section 11.15, or (B) becomes available to the Administrative Agent, the LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.15.

(b)           As used in this Section 11.15, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, however, that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.

(c)           Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent, the LC Issuer or any Lender to comply with the provisions of this Section 11.15 shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16           General Limitation of Liability.  No claim may be made by any Credit Party, any Lender, the Administrative Agent, the LC Issuer or any other Person against the Administrative Agent, the LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and each Credit Party, each Lender, the Administrative Agent and the LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.17           No Duty.  All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Credit Party or to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.  Each Credit Party agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.18           Lenders and Agent Not Fiduciary to Credit Parties, etc.  The relationship among the Credit Parties and their Subsidiaries, on the one hand, and the Administrative Agent, the LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, the LC Issuer and the Lenders have no fiduciary or other special relationship with any Credit Party or its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.  Without limitation of the foregoing, in connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger are arm’s-length commercial transactions between the Borrower, the other Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the

Lead Arranger has any obligation to the Borrower, any Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor the Lead Arranger has any obligation to disclose any of such interests to the Borrower, any Credit Party or any of their respective Affiliates.  To the fullest extent permitted by law, the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19           Survival of Representations and Warranties.  All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.

Section 11.20           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.20, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the LC Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.21           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.22           Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.22 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.23           Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the LC Issuer or any Lender, or the Administrative Agent, the LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate.  The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.24           Subordination of Intercompany Debt.  Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations.  Notwithstanding any provision of this Agreement to the contrary; provided that no Event of Default has occurred and is continuing and the Administrative Agent has not delivered notice revoking any rights under this Section 11.24, the Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent not otherwise prohibited by this Agreement; provided, that in the event of and during the continuation of any Event of Default and after the Administrative Agent has delivered notice revoking any rights under this Section 11.24, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt.  In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.24, such payment shall be paid promptly over and delivered, upon written request, to, the Administrative Agent.

Section 11.25           Patriot Act.  Each Lender subject to the Patriot Act hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Patriot Act.  Each Credit Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 11.26           Electronic Execution of Documents.

The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.27           Replacement of Lenders.

If (i) a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, (ii) any Lender requests compensation under Section 3.04, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iv) a Lender delivers a notice pursuant to Section 3.02 with respect to circumstances that do not affect other Lenders hereunder, or (v) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative

Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(b)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, and shall have paid the Administrative Agent the assignment fee specified in Section 11.06(b)(iv), (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.05), (3) such assignment does not conflict with applicable Laws, and (4) in the case of any such assignment resulting from a Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with Section 11.06)).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  In the event that the Borrower elects to replace a Lender pursuant to this Section 11.27, and such Lender does not execute an Assignment Agreement pursuant to Section 11.06 within two (2) Business Days after receipt by such Lender of a notice of replacement pursuant to this Section 11.27 of an Assignment Agreement evidencing such assignment, the Borrower and/or the Administrative Agent shall be entitled to execute such Assignment Agreement on behalf of such Lender, and any such Assignment Agreement so executed by the Borrower, the applicable replacement Lender and the Administrative Agent, shall be effective for the purposes of this Section 11.27 and Section 11.06.  Upon any such assignment and payment and compliance with the other provisions of Section 11.06, such replaced Lender shall not longer constitute a “Lender” for the purposes of this Agreement; provided that any rights of such replaced Lender to indemnification hereunder shall survive.

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BORROWER:	EPIQ SYSTEMS, INC.,
a Missouri corporation,
as Borrower

	By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
	Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

GUARANTORS:	EPIQ SYSTEMS ACQUISITION, INC.,
a New York corporation,
as a Guarantor

	By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
	Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EPIQ CLASS ACTION & CLAIMS SOLUTIONS, INC.,
a Rhode Island corporation,
as a Guarantor

	By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
	Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EPIQ BANKRUPTCY SOLUTIONS, LLC,
a New York limited liability company,
as a Guarantor

	By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
	Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EPIQ SYSTEMS, INC.

CREDIT AGREEMENT

HILSOFT, INC.,
a Pennsylvania corporation,
as a Guarantor

By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EPIQ EDISCOVERY SOLUTIONS, INC.,
a Delaware corporation,
as a Guarantor

By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

ENCORE LEGAL SOLUTIONS, INC.,
a Delaware corporation,
as a Guarantor

By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

DE NOVO LEGAL LLC,
a Delaware limited liability company,
as a Guarantor

By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EPIQ SYSTEMS, INC.

CREDIT AGREEMENT

EPIQ SYSTEMS HOLDINGS, LLC,
a Delaware limited liability company,
as a Guarantor

By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EPIQ TECHNOLOGY, LLC,
a Delaware limited liability company,
as a Guarantor

By:	/s/ Elizabeth M. Braham
Name: Elizabeth M. Braham
Title:	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

EPIQ SYSTEMS, INC.

CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent, LC Issuer, Swing Line Lender and a Lender

	By:	/s/ David Wild
Name: David Wild
Title: Senior Vice President

EPIQ SYSTEMS, INC.

CREDIT AGREEMENT

LENDER:	PNC Bank, National Association
as a Lender

	By:	/s/ David Bentzinger
Name: David Bentzinger
Title: Senior Vice President

EPIQ SYSTEMS, INC.

CREDIT AGREEMENT

LENDER:	Silicon Valley Bank,
as a Lender

	By:	/s/ Jesse Meyer
Name: Jesse Meyer
Title: Vice President

EPIQ SYSTEMS, INC.

CREDIT AGREEMENT

LENDER:	FIRSTMERIT BANK, N.A.,
as a Lender

	By:	/s/ Laura C. Redinger
Name: Laura C. Redinger
Title: Vice President

EPIQ SYSTEMS, INC.

CREDIT AGREEMENT